DATED        February 3, 2012

(1) SHARPROCK RESOURCES INC.

and

(2) CREDENCE HOLDINGS LIMITED

and

(3) UNION MINING HOLDING LIMITED

and

(4) VALERY KARIMOV

and

(5) ANATOLY NOVIKOV

SUBSCRIPTION AND SHARE PURCHASE AGREEMENT

relating to
the entire issued share capital of
UNION MINING HOLDING LIMITED

Table of Contents

THIS AGREEMENT is entered into as a deed on February 3, 2012,

BETWEEN:-

(1)     SHARPROCK RESOURCES INC., a company organised and existing under the laws of the State of Nevada, USA, with Nevada business identification number NV20081516564 and whose principal office is located at Suite 500, 666 Burrard Street, Vancouver, BC, V6C 3P6, Canada (the "Buyer");

(2)     CREDENCE HOLDINGS LIMITED, a company registered, organised and existing under the laws of Malta, with company registration number C43504 and whose registered office is located at 40 Villa Fairholme, Sir Augustus Bartolo Street, Ta' Xbiex XBX 1095, Malta (the "Seller");

(3)     UNION MINING HOLDING LIMITED, a company registered, organised and existing under the laws of Malta, with company registration number C50918 and whose registered office is located at 40 Villa Fairholme, Sir Augustus Bartolo Street, Ta' Xbiex XBX 1095, Malta (the "Target");

(4)     VALERY KARIMOV, a citizen of the Russian Federation holder of passport number 4506528850 of 10 Matross Zheleznyack Boulevard., ap. 36, 125008 Moscow, Russia ("VK"); and

(5)     ANATOLY NOVIKOV, a citizen of the Russian Federation holder of passport number 2497024230 of Suzdalskaya Street 14-4-16, 123592 Moscow, Russia ("AN"),

each of the above being a "Party" and together the "Parties" and VK and AN being together the "UBOs" and each a "UBO".

BACKGROUND:-

(A)     The Target's entire issued share capital immediately prior to the Signing Date is composed of 1,200 (one thousand two hundred) Target Shares (the "Initial Target Shares");

(B)     The Seller is, at the Signing Date, the sole legal and registered owner of all of the Initial Target Shares, and holds the beneficial interest in the Initial Target Shares on trust for the UBOs pursuant to the Declarations of Trust;

(C)     This Agreement is being entered into in advance of the Bank Seller Documents being finalised and entered into.

(D)     It is anticipated and intended by the Parties that, prior to Phase 1 and Phase 2 Completions, the Seller will be the sole legal and registered owner of 599 Target Shares, representing 49.92% of the issued share capital of the Target (the "Seller Shares") and will hold the beneficial interest in the Seller Shares on trust for the UBOs pursuant to the Declarations of Trust, as revised;

(E)     VK and AN as the UBOs are together the ultimate beneficial owners of the Initial Target Shares and it is anticipated and intended by the Parties that, prior to Phase 1 and Phase 2 Completions, they will be, together, the ultimate beneficial owners of the Seller Shares, representing 49.92% of the issued share capital of the Target pursuant to the Declarations of Trust, as revised;

(F)     It is anticipated and intended by the Parties that, immediately prior to Phase 1 and Phase 2 Completions, the Bank Seller will be the sole legal, beneficial and registered owner of 601 Target Shares, representing 50.08% of the issued share capital of the Target (the "Phase 2 Shares");

(G)     The Buyer wants to acquire and the Seller wants to sell (and the Bank Seller pursuant to the Bank Seller Documents or similar arrangements) wants to sell) or otherwise enable the Buyer to acquire the entire issued share capital (a 100 % interest) in the Company by the Buyer subscribing to, acquiring and exchanging Target Shares as described in and on the terms of this Agreement. This will take place by a series of transactions (the "Transactions") with each transaction (a "Transaction") being interdependent on the others and to be concluded as described in and on the terms of this Agreement. The Parties have, however, agreed that the Share Swap may only be triggered by the Seller;

(H)     The Buyer requires that the Bank Seller sell the Phase 2 Shares to the Buyer pursuant to the Bank Seller Documents and the Seller has additionally agreed to sell 1 (one) Seller Shares (the "Loose Share") to the Buyer pursuant to this Agreement in each case at Phase 2 Completion;

(I)     The Target is the sole legal, beneficial and registered owner of the entire issued share capital of the Company (the "Company's Shares");

(J)     The Company is the holder of the licence for subsoil use Series АНД №. 14974 type БЭ, together with annexed and related licence agreement(s), schedules, annexes and/or appendixes issued to the Company by Rosnedra for the purposes of geological exploration and production of hard rock and placer gold within the boundaries of the Stadukhinsky ore-alluvial region registered on July 15, 2010 and effective until July 30, 2022 (the "Exploration and Production Licence");

(K)     The Company has certain indebtedness of no more than USD$52,000,000 (fifty two million US Dollars) (the "Indebtedness" as more clearly described in the full definition in Schedule 1) which will be discharged out of funds provided by the Buyer by way of subscription for Target Shares and such funds will be applied discharge the Indebtedness and will be released pursuant to the Escrow Agreement on Phase 1 Completion; and

(L)     The Target has certain indebtedness in the amount of RUB35,000,000 (thirty five million Rubles) (the "Target Indebtedness" as more clearly described in the full definition in Schedule 1) which will be discharged as part of Phase 1 Completion.

IT IS AGREED:-

1.     DEFINITIONS AND INTERPRETATION

1.1     Each word and expression used in this Agreement will have the meaning (if any) given to it in, and will be interpreted in accordance with, the provisions of Schedule 1.

1.2    This Agreement incorporates its Schedules.

2.     ACTIONS UPON THE SIGNING DATE

2.1    Unless otherwise agreed in writing between the Parties, on the Signing Date:-

2.1.1     the UBOs will deliver to the Buyer's Counsel:-

(a)     a certified copy of a resolution of the board of directors and of the shareholders of the Seller:-

(i)     approving the terms of, and the transactions contemplated by, each of the Acquisition Documents to which it is a party and resolving that it executes each of the Acquisition Documents to which it is a party which are in agreed form on the Signing Date and all ancillary documents;

(ii)     authorising a specified Person or Persons to execute the Acquisition Documents and all ancillary documents to which it is a party on its behalf; and

(iii)     authorising a specified Person or Persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Acquisition Documents to which it is a party;

(b)     a certified copy of the Seller's Constitutional Documents;

(c)     a certificate of incumbency of the Seller and the Maltese Law Seller Legal Opinion;

(d)     the Disclosure Letter; and

(e)     the Director General Comfort Letter; and

(f)     the URALSIB Comfort Letter.

2.1.2    the Buyer will deliver to the Seller's Counsel:-

(a)     a certified copy of a resolution of the board of directors of the Buyer:-

(i)     approving the terms of, and the transactions contemplated by, each of the Acquisition Documents to which it is a party and resolving that it executes each of the Acquisition Documents to which it is a party which are in agreed form on the Signing Date and all ancillary documents together with a certified copy of its Constitutional Documents;

(ii)     authorising a specified Person or Persons to execute the Acquisition Documents and all ancillary documents to which it is a party on its behalf; and

(iii)     authorising a specified Person or Persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Acquisition Documents to which it is a party;

(b)     an officers certificate of the Buyer and the US Law Buyer Legal Opinion;

2.1.3     the Target will deliver to the Buyer's Counsel:-

(a)     a certified copy of a resolution of the Board of Directors and of the shareholders of the Target:-

(i)     approving the terms of, and the transactions contemplated by, each of the Acquisition Documents to which it is a party and resolving that it executes each of the Acquisition Documents to which it is a party which are in agreed form on the Signing Date and all ancillary documents;

(ii)     authorising a specified Person or Persons to execute the Acquisition Documents and all ancillary documents to which it is a party on its behalf; and

(iii)     authorising a specified Person or Persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Acquisition Documents to which it is a party;

(b)     a certified copy of the Target's Constitutional Documents;

(c)     a certificate of incumbency of the Target and the Maltese Law Seller Legal Opinion, if not otherwise delivered by the UBOs; and

2.1.4     VK will deliver to the Buyer an original Spousal Consent and AN will deliver to the Buyer a notarial certificate to the effect that he is not married.

2.2      Unless otherwise agreed in writing between the Parties, by not later than 60 (sixty) days from the Signing Date:-

2.2.1     the UBOs shall deliver to the Buyer a duly executed updated resolution authorising the increase in the authorised share capital of the Target and amending the Constitutional Documents with the increased authorised share capital of the Target (as amended) of the Target together with a copy as referred to in clause 2.2.2 below to be provided by the Target; and

2.2.2      the Target shall deliver to the Maltese Registry of Companies a duly executed copy of the Constitutional Documents of the Target together with the document referred to in clause 2.2.1 above to be provided by the UBOs, and pursuant to such filing with the Maltese Registry of Companies, the Target shall deliver to the Buyer a certified true copy of the amended Constitutional Documents as filed with the Maltese Registry of Companies.

2.3     Each Party agrees that all matters to be dealt with on the Signing Date will take place simultaneously.

3.     STRUCTURE OF THE TRANSACTION

3.1     Subject to the terms of this Agreement, the Target will issue and allot in favour of the Buyer and the Buyer will subscribe for such number of Target Shares and the Seller or the Bank Seller (as the case may be) will sell and the Buyer will purchase Target Shares as follows:-

(1) Transaction	(2) Number of Target Shares of €1	(3) Amount of subscription price or purchase price (USD$)	(4) Mechanism, obligations and steps relating to Completion of the relevant sale and purchase	(5) Percentage of share capital	(6) Cumulative Percentage of share capital of the Buyer immediately after the relevant Transaction	(7) Completion Dates	(8) Total Share Capital
Subscription for Phase 1 Share	1	53,000,000	Subscription in accordance with clause 4.1 and Schedule 3	1 Target Share	1 Target Share	30 April 2012	1,201
Purchase of Phase 2 Shares	601	39,000,000	Sale and purchase in accordance with clause 5 and Schedule 4	50% + 1 Target Share	50% + 2 Target Shares	30 April 2012	1,201
Purchase of Loose Share	1	19,000,000	Sale and purchase in accordance with clause 5 and Schedule 4	1 Target Share	50%+ 3 Target Shares	30 April 2012	1,201
Purchase of Phase 3 Shares	86	13,000,000	Sale and purchase in accordance with clause 5 and Schedule 4	5.4%	Combined with Financing Tranche Subscription 1 - 68%	31 May 2012	1,600
Financing Tranche Subscription 1	399	86,000,000	Subscription in accordance with clause 4.2 and Schedule 5	24.9%	68%	31 May 2012	1,600
Purchase of Phase 4 Shares	62	9,000,000	Sale and purchase in accordance with clause 5 and Schedule 4	3.4%	Combined with Financing Tranche Subscription 2 - 75%	31 May 2013	1,800
Financing Tranche Subscription 2	200	21,000,000	Subscription in accordance with clause 4.2 and Schedule 5	11.1%	75%	31 May 2013	1,800
Share Swap	450	25% of the entire issued share capital of the Buyer	clause 6 and Schedule 6	25%	100%	In accordance with clause 6	1,800

4.     SUBSCRIPTIONS

4.1     Phase 1 Subscription

4.1.1     At Phase 1 Completion and upon the terms and subject to the conditions of this Agreement, the Target shall issue and allot to the Buyer, and the Buyer shall subscribe for the entire legal, beneficial and registered interests in 1 (one) Target Share, (the "Phase 1 Share"), with full title guarantee, free from all Encumbrances and together with all rights attached to them. The Phase 1 Share when taken together with the Phase 2 Shares and the Loose Share will, in aggregate represent an approximately 50% + 3 Target Shares ownership interest in the fully diluted share capital in the Target.

4.1.2     Subject to the satisfaction of the Conditions, the subscription of the Phase 1 Share shall be completed on the Phase 1 Completion Date.

4.1.3     In consideration for the issuance and allotment of the Phase 1 Share, at Phase 1 Completion the Buyer shall pay to the Target the nominal value of €1 (one Euro) and a share premium of USD$53,000,000 (fifty three million US Dollars).

4.1.4     The Parties shall give effect to the provisions of Schedule 3 at Phase 1 Completion.

4.2      Financing Tranche Subscriptions

4.2.1     In accordance with clause 3.1, the Target shall issue and allot in favour of the Buyer, and the Buyer shall subscribe for and purchase all legal, beneficial and registered interests in the Financing Tranche Shares with full title guarantee, free from all Encumbrances and together with all rights attached to them.

4.2.2      In consideration for the issuance and allotment of all of the Financing Tranche Shares, the Buyer shall pay to the Target a total aggregate amount of USD$107,000,000 (one hundred seven million US Dollars) in tranches by way of Financing Tranche Subscription for the relevant funding as set out in Schedule 5 and in accordance with clause 3.1.

4.2.3      Following the Completion of Phase 1, Phase 2, all of the Financing Tranche Subscriptions, Phase 3 and Phase 4, the Buyer shall have a 75% (seventy five per cent.) ownership interest in the Target.

4.2.4      The Parties shall give effect to the provisions of Schedule 5 at each Financing Tranche Completion.

4.3      Phase 3 and Phase 4 will take place at the same time as Financing Tranche Subscription 1 and Financing Tranche Subscription 2 respectively.

4.4      The UBOs jointly and severally covenant that there are as at the Signing Date and there will be at each of the Phase 1 and Phase 2 Completion Dates, no rights of pre-emption with respect to any Target Shares, except to the extent that these have been waived in writing, whether arising under the Constitutional Documents of the Target or under applicable Laws or otherwise except as provided in the Shareholders Agreement.

4.5      The Seller and each of the UBOs covenant to vote and/or resolve in favour of the subscription of Target Shares provided for in this clause 4 and to maintain sufficient authorised share capital to satisfy the Financing Tranche Subscriptions.

4.6      The Parties shall procure that the Shareholders Agreement will set out the mechanisms for the implementation of the budget for the Company, including the utilisation of the funding from Financing Tranche Subscription 1 or Financing Tranche Subscription 2 respectively.

5.     SALE AND PURCHASE OF TARGET SHARES

5.1      At Phase 2 Completion, at Phase 3 Completion and at Phase 4 Completion, upon the terms and subject to the conditions of this Agreement, the Seller shall sell its entire interest in, and each of the UBOs shall sell, convey and assign their entire interest in the Loose Share, Phase 3 Shares and Phase 4 Shares respectively (as the case may be), to the Buyer so that the Seller and each of the UBOs will transfer to the Buyer the entire legal and beneficial interest to the Buyer in the Loose Share, Phase 3 Shares and Phase 4 Shares respectively on the required Completion Date (as the case may be):-

5.1.1      with full title guarantee free from all Encumbrances; and

5.1.2      together with all rights of any nature that attach or which may at any time become attached to them, including:-

(a)     the right to receive all dividends and distributions declared, paid or made by the Target after the relevant Completion Date; and

(b)     the right to receive any dividends which have accrued on or prior to the sale of the relevant Target Shares to the Buyer but remain unpaid as of the relevant Completion Date.

5.2     The Buyer will at Completion of Phase 2, Phase 3 and Phase 4, buy the entire legal and beneficial interest in the Phase 2 Shares, Loose Share, Phase 3 Shares and Phase 4 Shares respectively (as the case may be) at the relevant Completion Date.

5.3     The Seller covenants that it will not without the prior written consent of the Buyer in any way dispose of or create any Encumbrances over the Phase 2 Shares, Loose Share, Phase 3 Shares and Phase 4 Shares held by it whether directly or indirectly or conditionally or otherwise. The UBOs covenant to the Seller that they will not without the prior written consent of the Buyer in any way direct the Seller to dispose of or create any Encumbrances over the Phase 2 Shares, Loose Share, Phase 3 Shares and Phase 4 Shares held by it whether directly or indirectly or conditionally or otherwise.

5.4     Each of the UBOs covenants that it will not without the prior written consent of the Buyer dispose of or create any Encumbrances over the interest in the Phase 2 Shares, Loose Share, Phase 3 Shares and Phase 4 Shares held beneficially by him whether directly or, indirectly or, conditionally or otherwise.

5.5     The provisions of clauses 5.3 and 5.4 will not apply if the Buyer is in default of its obligations in respect of Phase 3 and Phase 4 and/or in respect of Financing Tranche Subscription 1 or Financing Tranche Subscription 2 (a "Buyer Completion Default") for a period in excess of 30 (thirty) days unless the Seller is also in default in respect of its obligations relating to Phase 3 and Phase 4.

5.6      It is to be agreed with the Bank Seller that in consideration for the sale to the Buyer of the Phase 2 Shares, at Phase 2 Completion the Buyer shall pay to the Bank Seller or as it shall direct pursuant to the Bank Seller Documents USD$39,000,000 (thirty nine million US Dollars). All other payments relating to Phase 2, Phase 3 and Phase 4 will be made in accordance with the relevant provisions of Schedule 4.

5.7     Subject to the provisions of this Agreement the Parties shall give effect to the relevant provisions of Schedule 4 at Completion of Phase 2, Phase 3 and Phase 4.

5.8     Subject to the satisfaction of the Conditions, the sale of the Phase 2 Shares and Loose Share shall be completed simultaneously on the Phase 2 Completion Date and at the same time as Phase 1 Completion.

5.9     The UBOs agree jointly and severally to procure that following Phase 1 Completion and Phase 2 Completion, the Buyer shall have an approximately 51% (fifty one per cent.) ownership interest in the Target and full legal and beneficial title to such ownership interest as the registered holder of the Phase 1 Share, Loose Share and Phase 2 Shares.

5.10     Notwithstanding anything contained in this Agreement, each Party shall do whatever is within its powers as may be or may become necessary or desirable to ensure that following the Phase 1 Completion and Phase 2 Completion, the Buyer is the legal and full beneficial owner of not less than approximately 51% of the total issued share capital having voting rights in the Target.

5.11     the Parties will procure that their own obligations in Schedule 4 are given effect.

5.12     It is understood by the Parties that the Bank Seller is to agree with the Buyer in the Bank Seller SPA that following Phase 2 Completion the Bank Seller (except with the prior written consent of the Buyer) shall have no remaining interest in or in relation to the Target, either directly or indirectly. Each of the Parties will facilitate such obligations.

6.     SHARE SWAP AND PUT OPTION

6.1      Subject to Phase 1 Completion, Phase 2 Completion, Phase 3 Completion, Phase 4 Completion and the Financing Tranche Completions being completed in all respects, the Seller shall be entitled to, in relation to its entire legal and beneficial interest in 25% (twenty five per cent.) of the share capital of the Target as adjusted pursuant to clause 6.3 below (the "Remaining Union Shares"):-

6.1.1      transfer and each of the UBOs agree to procure the transfer to the Buyer of the Remaining Union Shares in exchange for 25% (twenty five per cent.) of the share capital of the Buyer (the "Sharprock Swap Shares") as detailed in Schedule 6 and vice versa; or

6.1.2      require that the Buyer buy the Remaining Union Shares as detailed in 0 and in this clause 6 to the extent relevant.

6.2      The sale of the Remaining Union Shares will be made by the Seller and each of the UBOs:-

6.2.1      with full title guarantee free from all Encumbrances; and

6.2.2     together with all rights of any nature that attach or which may at any time become attached to them, including:-

(a)     the right to receive all dividends and distributions declared, paid or made by the Target after the relevant Completion Date; and

(b)     the right to receive any dividends which have accrued on or prior to the sale of the relevant Target Shares to the Buyer but remain unpaid as of the relevant Completion Date.

6.3      If and to the extent that there has been a default by the Buyer in subscribing for Target Shares pursuant to any of the Financing Tranche Subscriptions or in acquiring the Phase 3 Shares or Phase 4 Shares then the number of Shares subject to the Share Swap and/or the Put Option will be adjusted so that:-

6.3.1      the Seller and the UBOs (acting together) will be entitled to elect to proceed with the Share Swap/Put Option based on the amount of share capital of the Target at the relevant time registered in the name of the Seller as a percentage proportion of the entire issued share capital of the Target.

6.3.2      Accordingly, the original percentage of 25% (twenty five per cent.) referred to in clause 6.1 above will be increased to the relevant percentage of the entire issued share capital of the Target registered in the name of the Seller at the relevant time and the Share Swap/Put Option amounts will be increased proportionately. By way of example:-

If the Seller is the registered holder of 30% (thirty per cent.) of the entire issued share capital of the Target at the relevant time then the Share Swap will consist of the exchange of 30% (thirty per cent.) of the share capital of the Target for 30% (thirty per cent.) of the share capital of the Buyer. Similarly the Put Option will be for 30% of the share capital of the Target.

If the Seller is the registered holder of 35% (thirty five per cent.) of the entire issued share capital of the Target at the relevant time then the Share Swap will consist of the exchange of 35% (thirty five per cent.) of the share capital of the Buyer. Similarly the Put Option will be for 35% of the share capital of the Target.

The relevant numbers will be adjusted depending on the circumstances prevailing at the relevant time.

If, however, the Buyer fails to effect all of Phase 3 Completion, Phase 4 Completion and all of the Financing Tranche Completions then the UBOs will be entitled to swap their holding of approximately 49% (forty nine per cent.) of the entire issued share capital of the Target into 50% (fifty per cent.) of the entire issued share capital of the Buyer.

6.4     The obligation to undertake the Share Swap will be triggered by a notice (the "Share Swap Notice") in the agreed form:-

6.4.1     from the Seller and each of the UBOs to the Buyer referring to clause 6.1; or

6.4.2      in the event of a Buyer Completion Default, from the Seller and each of the UBOs to the Buyer referring to clause 6.3,

confirming that the Share Swap has been triggered. No Share Swap Notice may be served following the service of an Option Notice.

6.5      No Share Swap Notice may be served after 31 December 2014 and if no Share Swap Notice is served prior to such date the Seller's right to trigger a Share Swap will lapse.

6.6      Once a Share Swap Notice has been served it shall be irrevocable.

6.7     Share Swap Completion will take place as soon as reasonably practicable after the Share Swap has been triggered but in any case within 90 (ninety) days of the service of the Share Swap Notice.

6.8      The Seller and each of the UBOs will procure that following the Share Swap Completion, the Buyer shall have a 100% (one hundred per cent.) legal and beneficial ownership interest in the Target.

6.9      The Buyer will remain the registered holder of all or any of the Target Shares which it has purchased or subscribed for under this Agreement during the period whilst the Share Swap is capable of being exercised except for intra group reorganisations where such Shares are transferred to a subsidiary.

6.10      Each of the UBOs will be entitled to remain as a director of the Buyer until the Share Swap is completed unless he is in material breach of Law or of the rules and procedures of the relevant exchange where the Buyer's shares are listed.

7.     CONDITIONS AND EXCLUSIVITY

7.1      Phase 1 Completion is conditional upon the following being satisfied (the "Conditions"):-

7.1.1      the completion of the Buyer's due diligence on the Group Companies to its satisfaction;

7.1.2      the FAS consent, if required;

7.1.3     the delivery to the Buyer of one set of originals of the duly executed Bank Seller Documents;

7.1.4     the completion to the Buyer's satisfaction of the Bank Seller Agreement and the Bank Seller Documents;

7.1.5     the Parties entering into the Escrow Agreement on terms to be agreed by them which is satisfactory to the Buyer;

7.1.6      the transfer of USD$111,000,000 (one hundred and eleven million US Dollars) from the Buyer's Fundraising to the Escrow Account;

7.1.6      the Kristall Settlement being effected to the Buyer's satisfaction;

7.1.7     the discharge of the Escrow Lock Box Agreement being effected to the Buyer's and the Seller's satisfaction;

7.1.8     the delivery by the UBOs and the Target of a written confirmation that no Material Adverse Change has taken place between the Signing Date and the Phase 1 Completion Date;

7.1.9     the delivery by the UBOs to the Buyer of:-

(a)     a certified copy of a duly executed resolution of the Seller authorising the Target to issue and allot the Phase 1 Share in favour of the Buyer; and

(b)     the duly signed and executed statutory form (Form H) for filing by the Buyer's Counsel with the giving notice to the Maltese Registry of Companies following the issue and allotment of the Phase 1 Share in favour of the Buyer;

7.1.10     the relevant parties entering into the Shareholders Agreement and ancillary documents;

7.1.11     the Company and the Target entering into the Intra-Group Loan Agreement to the satisfaction of the Buyer (or such other intra-group funding arrangements as may be agreed between the Parties);

7.1.12     the unconditional discharge of the URALSIB Share Pledge Agreement;

7.1.13     the repayment of the Target Indebtedness;

7.1.14     proof of the appointment of the service agents referred to in clause 28; and

7.1.15      all the documentation required to effect Phase 2 Completion being delivered in full.

7.2     The Parties shall use all reasonable endeavours to ensure that this Agreement becomes unconditional by the Longstop Time.

7.3     Without prejudice to the generality of the foregoing, the Parties agree that the Buyer shall be responsible for dealing with all applications, approaches and submissions to and requests and enquiries from any Authority (including the Malta Registry of Companies) in consultation with the Seller and the UBOs. The Seller and the UBOs shall promptly provide the Buyer with all necessary information and assistance reasonably required by the Buyer upon being so requested.

7.4     The Buyer shall promptly give notice to the other Parties of the satisfaction of the Conditions within 5 (five) Business Days of becoming aware of such satisfaction. Each of the Seller and the UBOs shall promptly give notice to the other Parties of the satisfaction of the Conditions within 5 (five) Business Days of becoming aware of such satisfaction.

7.5     If all of the Conditions have not been satisfied on or before the Longstop Time, then this Agreement shall cease to have effect as from such date and no Party shall have any further or other obligation to the others except in respect of any antecedent breach.

7.6     The Seller and the UBOs undertake to the Buyer that during the period starting on the Signing Date, none of them shall:-

7.6.1     solicit from any third party any indication of the price at which such third party may be willing to acquire its Target Shares or any material part of the shares or assets of the Group; or

7.6.2     discuss or negotiate with any third party the financial terms relating to any potential acquisition of its Target Shares or any material part of the shares or assets of the Group except for the purposes of giving effect to the transactions contemplated by this Agreement; or

7.6.3     enter into any agreement or arrangement with any third party other than the Buyer the purpose of which is to effect a disposal of its Target Shares or any material part of the shares or assets of the Group.

7.7     The restrictions set out in clause 7.6 above shall not apply if the Buyer fails to make any of the payments for Phase 3, Phase 4 or the Financing Tranches or if this Agreement is lawfully terminated. Following both of Phase 3 and Phase 4 Completions the remaining Target Shares held by the Seller will cease to be subject to the restrictions set out in clause 7.6 above but will be subject to those matters provided for in the Shareholders Agreement.

7.8     If a third party makes an offer for the Target Shares or any part of the shares or assets of the Group on or before Phase 1 and/or Phase 2 Completions, then the Seller and/or the UBOs will give immediate written notice to the Buyer of the terms of such third party offer (including full details of the proposed purchase price).

8.     ACTION PENDING PHASE 1 AND PHASE 2 COMPLETION

8.1     Pending Phase 1 and Phase 2 Completions, each of the UBOs shall procure that each member of the Group shall carry on its business in the ordinary and normal course having due regard to the interests of the Buyer under this Agreement and shall fully consult with the Buyer in relation to any matters which may have a material effect upon any member of the Group.

The Seller agrees to notify the Buyer of any direction it receives from the UBOs which is inconsistent with the obligations of the UBOs under the Acquisition Documents, the Bank Seller Agreement and the Bank Seller Documents.

8.2     Without limitation to the provisions of clause 8.1 above the provisions of Schedule 14 will apply.

8.3     Each of the UBOs shall procure that all Related Party Receivables are repaid on or before Phase 1 Completion.

8.4     The UBOs agree to jointly and severally indemnify and keep indemnified the Buyer from and against all losses, liabilities, costs, charges, expenses, actions, proceedings, claims and demands which the Buyer may suffer or incur arising out of any breach by the Seller or either of the UBOs of any of their obligations under this clause 8 and Schedule 14.

9.     COMPLETIONS

9.1     Phase 1 Completion will take place at the offices of Camilleri Preziosi or at any other place in Malta as may be agreed between the Parties, on or before the relevant Completion Date and will be effected as provided for in Schedule 3.

9.2     The UBOs will be entitled to deliver to the Buyer a Second Disclosure Letter no later than 5 (five) Business Days before the Phase 1 Completion Date. The UBOs are not obliged or required to deliver a Second Disclosure Letter.

9.3     If the second Disclosure Letter is not delivered to the Buyer by the date which is 5 (five) Business Days prior to the Phase 1 Completion Date (the "Final Delivery Date") then the right and ability of the UBOs to serve a Second Disclosure Letter will lapse and they will have no further entitlement to serve a second Disclosure Letter.

9.4     If a Second Disclosure Letter is delivered by the UBOs on or before the Final Delivery Date then the Buyer will be entitled at its sole discretion to proceed to Phase 1 Completion or not to proceed to Phase 1 Completion.

9.5     Clause 9.4 above is subject to the exception that if a Second Disclosure Letter is delivered by the UBOs on or before the Final Delivery Date but the Buyer decides not to proceed to Phase 1 Completion it will serve a notice to such effect on the Seller and this Agreement will cease to have effect (other than any continuing obligations) from such date and no Party will have any further or other obligation to the other except in respect of antecedent breach.

9.6     Phase 2 Completion will take place at the same venue and time as Phase 1 Completion and will be effected as provided for in Schedule 4.

9.7     Phase 3 Completion and Phase 4 Completion will take place at the same time as Financing Tranche Completion 1 and Financing Tranche Completion 2 respectively and will be effected as provided for in Schedule 4.

9.8     No later than 5 (five) Business Days prior to each of Phase 3 and Phase 4 Completions, the Seller and the UBOs shall notify to the Buyer the details of the bank account to which the sums due on each such Completions shall be paid in accordance with Schedule 4.

9.10     The Financing Tranche Completions will be effected as provided for in Schedule 5.

9.11     Share Swap Completion will be effected as provided in Schedule 6 and will take place at the offices of Camilleri Preziosi or at any other place in Malta as may be agreed between the Parties.

9.12     On each Completion each of the Parties will comply with its obligations provided for in this Agreement. All deliveries of documents and actions contemplated by this Agreement to take place at each Completion will be deemed to have taken place simultaneously as part of a single Transaction and none will be considered to have taken place unless and until all of such deliveries and actions will have taken place.

9.13     If a Party fails to comply with any of its obligations at any Completion (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) the Buyer (in the case of a failure by the Seller, the Target or either of the UBOs) and the Seller (in the case of a failure by the Buyer) will be entitled by written notice to each of the other Parties served on the applicable date designated for such Completion:-

9.13.1     to effect such Completion so far as practicable having regard to the defaults which have occurred; or

9.13.2     to fix a new date for such Completion (being no later than 45 (forty five) days after the applicable date designated for such Completion) and all existing obligations relating to such Completion will apply to the Completion as so deferred but provided such deferral may only occur once.

9.14     Phase 1, Phase 2, Phase 3 and Phase 4 Completions and Completion of the Loose Share will take place after completion of all aspects, including receipt of the relevant payments by the relevant Parties, of the relevant transactions so that the Buyer has unconditional perfected title to the Target Shares as provided for in this Agreement.

10.     WARRANTIES

10.1     The UBOs jointly and severally warrant and represent to the Buyer that each UBO Warranty is true and accurate and not misleading as at the Signing Date and as at the relevant Completion Date in respect of Phase 1 and Phase 2 Completions.

10.2     The UBOs jointly and severally warrant and represent to the Buyer that each of the Core Warranties is true and accurate and not misleading as at the relevant Completion Date in respect of each relevant Financing Tranche Completion.

10.3     The Warranties and the Core Warranties will be subject in each relevant case to the procedures set out in Schedule 17 and to the financial and time limits set out in Schedule 19.

10.4     The Target warrants and represents to the Buyer that each Warranty is true and accurate and not misleading as at the Signing Date and as at each Completion Date.

10.5     The Seller warrants and represents to the Buyer that each Seller Warranty is true and accurate and not misleading as at the Signing Date and as at each Completion Date.

10.6     The Buyer warrants to the Seller and the UBOs that each Buyer's Warranty is true and accurate and not misleading as at the Signing Date and as at each Completion Date.

10.7     Each of the Warranties and Core Warranties is separate and independent and, except as otherwise expressly provided, will not be limited by reference to any other sub-clause or anything in this Agreement or its Schedules. The interpretation of any such statement will not be restricted by reference to or inference from any other such statement.

10.8     Each of the Warranties will be limited by any matter which is Disclosed against that specific Warranty. Any specific Disclosure will limit the effect of the relevant Warranty to the extent that the relevant matter is Disclosed. The Buyer accepts that there may be a number of non material typographical errors in the Disclosure Letter which may be subject to adjustment as agreed between the Parties no later than midnight (Moscow time) on 7 February 2012.

10.9     The Seller and the UBOs agree that none of the information (the "Data") supplied by a Group Company or their professional advisers prior to the Signing Date to the Seller or its officers, employees, agents, representatives or advisers or to the UBOs in connection with:-

10.9.1     the Warranties; and/or

10.9.2     the contents of the Disclosure Letter; and/or

10.9.3     otherwise in relation to the business or affairs of a Group Company,

will give rise to any obligation or liability on the part of the relevant Group Company to the Seller and/or the UBOs.

10.10     The Seller and/or the UBOs:-

10.10.1     accept that the Buyer is not prepared to inherit liabilities which result from the actions and/or omissions of the Seller and/or the UBOs and/or a Group Company in respect of the Data; and

10.10.2     waive any claims against all the Group Companies and their officers, employees, agents, representatives or advisers which they might otherwise have in respect of the Data.

10.1     If and to the extent that there is a breach of any of the Warranties or Core Warranties, the UBOs will (acting together and without limitation to any other remedy) pay to the Buyer by way of indemnity a cash amount equal to the amount by which:-

10.11.1     the relevant assets are less valuable and/or the relevant liabilities are greater than they would have been if the relevant Warranty or Core Warranty had been true and accurate and not misleading; and

10.11.2     except to the extent not already compensated for by the payment made in respect of the same breach under clause 10.11.1 above (and provided that the bases of valuation employed in relation to calculations pursuant to either clause 10.11.1 or this clause 10.11.2 do not give rise to any double counting), the Foreseeable Losses are greater than would have been the case if the relevant Warranty had been true and accurate and not misleading, the limitation on recovery and time limits set out in Schedule 19 will apply to the above.

11.     INDEMNITIES

The provisions of Schedule 11, Schedule 12 and 0 inclusive will apply subject in each case to the relevant procedures set out in Schedule 18 and the financial and time limits set out in Schedule 19.

12.     RESTRICTIVE COVENANTS

12.1     the UBOs jointly and severally covenant with the Buyer that they shall not at any time during the period until 31 December 2014, carry on or be employed, engaged or interested in any mining or exploration business or company (other than as provided in clause 12.3 below) which would be in competition with any part of the mining or exploration business of the Company within an area which is inside a radius of 10 (ten) kilometres of the perimeter of the permitted operating area of the Company as detailed in the plans annexed to the Exploration and Production Licence.

12.2     the UBOs agree that the restrictions contained in this clause 12 are no greater than is reasonable and necessary for the protection of the interests of the Buyer and the Group but if any such restriction will be held to be void but would be valid if deleted in part or reduced in application, such restriction will apply with such deletion or modification as may be necessary to make it valid and enforceable.

12.3     During the period of 3 (three) years following the Signing Date the UBOs will procure that no Related Person alone or together with one or more other Related Person(s) will hold shares or any other interest in any company or Person engaged in any mining or exploration business in the Chukot Autonomous Area other than shares in a publicly traded company which in aggregate represent 10% (ten per cent.) or less of the total issued shares of that publicly traded company.

13.     ASSIGNMENT AND SUCCESSORS

13.1     In this clause 13 any reference to a Party's "rights under this Agreement" includes all or any benefits or rights of that Party under this Agreement, including (in the case of the Buyer) the Warranties, the Core Warranties and the Indemnities (together with any cause of action arising out of or in connection with any Warranty, Core Warranty or Indemnity).

13.2     Subject to clause 13.3, no Party may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with its rights under this Agreement or any of the other Acquisition Documents to which it is a party without the prior written consent of:-

13.2.1     (in the case of any such dealing by the Seller and/or either of the UBOs) the Buyer; or

13.2.3     (in the case of any such dealing by the Buyer) the Seller and the UBOs.

13.3     Notwithstanding clause 13.2, the Buyer may assign by way of security or otherwise all or any of its rights under this Agreement or any of the other Acquisition Documents to which it is a party to:-

13.3.1     any bank and/or any reputable financial institution lending money or making funds or banking facilities available to the Buyer for the purposes of any bona fide bridge funding prior to Phase 1 Completion and/or all or any bona fide funding of Phase 1, Phase 2, Phase 3, Phase 4 or the Financing Tranche Subscriptions;

13.3.2     such other Person as may be agreed by the Seller and the UBOs (such agreement not to be unreasonably withheld or delayed); or

13.3.3     to a 100% (one hundred per cent.) owned subsidiary of the Buyer for bona fide tax planning purposes provided that the Buyer remains fully liable for its obligations under this Agreement including for these purposes the Share Swap.

13.4     This Agreement will be binding on and continue for the benefit of the successors and permitted assignees (as the case may be) of each party.

14.     THIRD PARTY RIGHTS

Subject to clause 13, a Person who is not a party to this Agreement will not have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause 14 does not affect any right or remedy of any Person which exists or is available otherwise than pursuant to the Contracts (Rights of Third Parties) Act 1999.

15.     COSTS AND EXPENSES

Unless otherwise expressly provided in this Agreement, each party will bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of each of the Acquisition Documents.

16.     PAYMENTS

16.1     Any payment to be made to the Seller and/or the UBOs under this Agreement will be effected by transfer of immediately available funds to the account notified to the Buyer for this purpose and will be effective upon receipt of the full amount of such payment.

16.2     Any payment to be made to the Target under this Agreement will be effected by transfer of immediately available funds to the account notified for this purpose to the Buyer and will be effective upon receipt of the full amount of such payment.

16.3     Where any payment is made under this Agreement pursuant to any SPA Claim, such payment shall be made on an after-Tax basis.

16.4     Where under the terms of this Agreement a party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment will include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that party using all reasonable endeavours to recover such amount of VAT as may be practicable.

17.     FURTHER ASSURANCE

17.1     Without prejudice and in addition to the other provisions of this Agreement, each party will, so far as it is reasonably able, from time to time and at the requesting party's expense, do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as may be reasonably required to give full effect to this Agreement. These will include all or any directions to be made pursuant to the terms of the Escrow Agreement and Escrow Lock Box Agreement.

17.2     It is the intention of the Parties that the Buyer will become the legal and beneficial owner of the Phase 2 Shares. If and to the extent that the Seller and/or the UBOs retain any legal and beneficial interest in the Phase 2 Shares at Completion they will convey such interest to the Buyer or envisaged by this Agreement.

17.3     The Buyer consents to a pledge of up to 25% of the Shares in the Target, other than the Phase 2 Shares, Loose Share, Phase 3 Shares and Phase 4 Shares, at any time held by the Seller in favour of MDM Bank (or its nominee as approved by the Buyer) subject to the Buyer:-

17.3.1     approving the form and content of the pledge;

17.3.2     entering into suitable documentation with MDM Bank (or its nominee as approved by the Buyer) relating to the unlikely event of the enforcement of such pledge. Such documentation will include relevant provisions for the Shareholders Agreement and Constitutional Documents of the Target.

18.     ENTIRE AGREEMENT

18.1     In this clause 18, "Representation" means representation, statement, assurance, covenant, undertaking, warranty, indemnity, guarantee or commitment (whether contractual or otherwise) made or given before Signing Date.

18.2     The Acquisition Documents supersede and extinguish all previous agreements, arrangements and understandings between, or Representations given by, the Parties relating to the subject matter of the Acquisition Documents (or any of them).

18.3     The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the Parties in respect of the subject matter of the Acquisition Documents (or any of them).

18.4     Each Party acknowledges and represents to the others that it has not relied on, or been induced to enter into this Agreement or any other Acquisition Document by, any Representation given by any Person (whether a Party to this Agreement or not), other than the Representations set out in the Acquisition Documents (or any of them).

18.5     The rights and remedies of the Buyer will not be affected by, and the Buyer's remedies under this Agreement will not be regarded as qualified by:-

18.5.1     any investigation made by or on behalf of the Buyer into the business and affairs of the Target and/or the Company;

18.5.2     any matter within the general knowledge of the Buyer other than as Disclosed; or

18.5.3     virtue of any matter contained or referred to in any draft version of the Disclosure Letter to the extent the same is not contained in the actual signed Disclosure Letter.

19.     EFFECT OF COMPLETION

Each provision of this Agreement which is not fully performed at Completion (but which remains capable of performance) will remain in full force and effect despite Completion.

20.     SEVERANCE

20.1     If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such provision will not affect or impair:-

20.1.1     the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

20.1.2     the legality, validity or enforceability under the Law of any other jurisdiction of such provisions or any other provision of this Agreement.

If any illegal, invalid or unenforceable provision of this Agreement would be legal, valid or enforceable if some part or parts of it were deleted, such provision will apply with the minimum deletion(s) necessary to make it legal, valid or enforceable.

21.     VARIATION

No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each Party.

22.     WAIVER AND CUMULATIVE REMEDIES

22.1     The rights and remedies of each Party under or in respect of this Agreement may be waived only by express written notice. Any waiver will apply only to the Person to whom it is addressed and in the instance and for the purpose for which it is given.

22.2     No right or remedy under or in respect of this Agreement will be precluded, waived or impaired by:-

22.2.1     any failure to exercise or delay in exercising it;

22.2.2     any single or partial exercise of it;

22.2.3     any earlier waiver of it, whether in whole or in part; or

22.2.4     any failure to exercise, delay in exercising, single or partial exercise of or waiver of any other such right or remedy.

22.3     Unless otherwise expressly provided in this Agreement, the rights and remedies under this Agreement are in addition to, and do not exclude, any rights or remedies provided by Law or in equity.

23.     TIME

23.1     Time is not of the essence in relation to any obligation under this Agreement:-

23.1.1     unless time is expressly stated to be of the essence in relation to that obligation; or

23.1.2     one Party fails to perform an obligation by the time specified in this Agreement and another Party serves a notice on the defaulting Party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

24.     COUNTERPARTS

24.1     This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but will not be effective until each Party has executed at least 1 (one) counterpart.

24.2     Each counterpart will constitute an original of this Agreement, but all the counterparts will together constitute one and the same agreement.

25.     NOTICES

25.1     Any notice or other communication to be given or made to a Party under this Agreement:-

25.1.1     will be in writing;

25.1.2     will be in English or accompanied by an English translation made by a translator and certified by an officer of the Party giving the notice to be accurate. In such a case, the English translation will prevail; and

25.1.3     will be served on or delivered to the relevant Party personally, by hand delivery or by prepaid courier or delivery post to the addresses as follows:-

The Buyer:-

For the attention of: Harpreet Sangha of Sharprock Resources Inc.

Address: Suite 500, 666 Burrard Street, Vancouver, BC, V6C 3P6, Canada

With a copy to: McMillan LLP

For the attention of: Thomas J. Deutsch

Address: 1500-1055 West Georgia Street, Vancouver, B.C. V6E 4N7, Canada

With a copy to: Squire Sanders Moscow LLC

For the attention of: Stephen J. Nelson

Address: 4 Romanov Pereulok, Bldg. 2, 125009, Moscow, Russian Federation

The Seller:

For the attention of: Dr Ivan Vella of Credence Holdings Limited

Address: 40 Villa Fairholme, Sir Augustus Bartolo Street, Ta' Xbiex XBX 1095, Malta

With a copy to: Incor alliance

For the attention of: Denis Kutishenko

Address: 11th floor, bld. 5, 52 Kosmodamianskaya nab., 115054 Moscow, Russian Federation

The UBOs:

For the attention of: Valery Karimov and Anatoly Novikov

Address: Building 1, 12 Electrodnaya street, 111141 Moscow, Russian Federation.

With a copy to: Incor alliance

For the attention of: Denis Kutishenko

Address: 11th floor, bld. 5, 52 Kosmodamianskaya nab., 115054 Moscow, Russian Federation

The Target:

For the attention of: Dr Ivan Vella of Union Mining Holding Limited

Address: 40 Villa Fairholme, Sir Augustus Bartolo Street, Ta' Xbiex XBX 1095, Malta

25.2     Any notice which has been served or delivered in accordance with clause 25.1 will be deemed to have been served or delivered:-

25.2.1     if served or delivered personally or by hand, at the time of service or delivery; or

25.2.2     if posted, (in the absence of evidence of earlier receipt) at 10.00 am (local time of the notified Party) on the 3rd (third) Business Day after the date of posting unless there is evidence of earlier receipt, provided that if, under clauses 25.2.1 or 25.2.2, any notice would be deemed to have been served or delivered after 5.00 pm (local time of the notified Party) on a Business Day and before 9.00 am (local time of the notified Party) on the next Business Day, such notice will be deemed to have been served or delivered at 9.00 am (local time of the notified Party) on the next Business Day.

25.3     In proving service or delivery of a notice, it will be sufficient to prove that the Party receiving the notice has acknowledged the notice or:-

25.3.1     that service or delivery personally or by hand was made; or

25.3.2     in the case of delivery by prepaid courier or delivery post that the envelope containing the notice or other document was properly addressed and delivered by prepaid courier or delivery post.

25.4     A Party may notify the other Parties of a change to its name, address or relevant contact for the purposes of clause 25.1. Such notice will be effective on the 5th (fifth) Business Day after the date on which such notice is deemed to have been served or delivered in accordance with this clause 25, or such later date as may be specified in the notice.

26.     GOVERNING LAW, ARBITRATION AND LANGUAGE

26.1     This Agreement and any Dispute or SPA Claim arising out of or in connection with this Agreement and/or any other Acquisition Document (whether contractual or non-contractual) is governed by and will be construed in accordance with English Law.

26.2     Save where otherwise provided in this Agreement, any Dispute or SPA Claim arising out of or in connection with this Agreement and/or any other Acquisition Document, including any Disputes or questions regarding its existence, conclusion, validity, breach, change or termination, and any Dispute arising out of any pre-contractual negotiations and exchanges between the Parties, will be exclusively referred to and finally resolved by arbitration under the LCIA (London Court of International Arbitration) Rules (as amended from time to time) (the "Rules") which are deemed to be incorporated by reference into this clause 26.2.

26.3     The number of arbitrators will be 3 (three):-

26.3.1     the Seller or the Target (as the case may be) and the UBOs will together be entitled to nominate 1 (one) arbitrator;

26.3.2     the Buyer will be entitled to nominate 1 (one) arbitrator; and

26.3.3     the chairman of the arbitral tribunal ("Tribunal") will be appointed according to the Rules.

If any Party fails to nominate an arbitrator then the LCIA Court will nominate such arbitrator in accordance with the Rules.

26.4     The place of arbitration will be London, England and the language of proceedings will be English.

26.5     If in breach of this clause 26 any Party commences proceedings in the courts of any jurisdiction and/or commences proceedings for any claim based on the laws of any jurisdiction other than English Law:-

26.5.1     the Parties agree that the innocent Party will be entitled to apply to the courts of the relevant jurisdiction and/or, if appropriate, the English courts for an injunction or other appropriate relief debarring the offending Party from pursuing such proceedings in breach of this provision and will be entitled to recover by way of damages on an indemnity basis all legal and other costs incurred in defending such proceedings and/or incurred in seeking to debar the proceedings (whether successful or not) so that the innocent Party will be held harmless in respect of all costs and expenses arising from such proceedings; and

26.5.2     the offending Party undertakes to the innocent Party that it will pay to the innocent Party any amount awarded pursuant to any Judgment that is made pursuant to proceedings commenced in breach of this Agreement.

26.6     Each Party agrees to accept such arbitral award made under the Rules and the provisions of this clause 26 as final and binding on all the Parties concerned.

26.7     The Tribunal will have the power to grant any legal or equitable remedy or relief available under Law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the Tribunal may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including injunctive relief and including pre arbitral attachments or injunctions, from any court of competent jurisdiction and any such request will not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. This clause 26 will not limit the powers of the court exercisable in support of arbitration proceedings pursuant to s.44 of the Arbitration Act 1996 or the powers of the Tribunal under the Rules.

26.8     The Tribunal will use as guidance, but not as strict rules of procedure, the IBA Rules on the Taking of Evidence in International Commercial Arbitration as current on Signing Date.

26.9     If this Agreement is translated into any language other than English, the English language text will prevail.

27     ANNOUNCEMENTs

27.1     Prior approval of announcements

No disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that these restrictions shall not apply to any disclosure or announcement if required by any Law, applicable securities exchange, supervisory, regulatory or governmental body.

27.2     Consultation

The Party making any announcement shall use its reasonable endeavours to consult with the other Parties in advance as to the form, content and timing of the announcement.

28.     SERVICE AGENT IN THE UK

28.1     The Seller irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in England for the purposes of the exercise of any powers by the High Court in support of arbitral proceedings (whether pursuant to the Arbitration Act 1996 or otherwise), and for the purposes of enforcement of any award or direction made by an arbitral tribunal appointed under this Agreement.

28.2     The Buyer irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in England for the purposes of the exercise of any powers by the High Court in support of arbitral proceedings (whether pursuant to the Arbitration Act 1996 or otherwise), and for the purposes of enforcement of any award or direction made by an arbitral tribunal appointed under this Agreement.

28.3     Each of the UBOs irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in England for the purposes of the exercise of any powers by the High Court in support of arbitral proceedings (whether pursuant to the Arbitration Act 1996 or otherwise), and for the purposes of enforcement of any award or direction made by an arbitral tribunal appointed under this Agreement.

28.4     If any Person appointed as agent for service of process ceases to act as such the relevant Party will immediately appoint another Person to accept service of process on its behalf in England and notify the other Parties of such appointment. If it fails to do so within 10 (ten) Business Days, any other Party will be entitled by notice to the relevant Party to appoint a replacement agent for service of process.

29.     GUARANTEES

The UBOs irrevocably and unconditionally agree that the provisions of Schedule 16 will apply to them.

[The remaining part of this page is left blank intentionally]

IN WITNESS, this Agreement has been duly executed as a deed but not delivered until the day and year first written above.
EXECUTED AS A DEED BUT NOT DELIVERED UNTIL DATED by SHARPROCK RESOURCES INC. In the presence of:	) ) )
Witness signature: Name: Occupation: Address:		acting by HARPREET SANGHA (Director)
EXECUTED AS A DEED BUT NOT DELIVERED UNTIL DATED by CREDENCE HOLDINGS LIMITED In the presence of:	) ) )
Director: Director:
EXECUTED AS A DEED BUT NOT DELIVERED UNTIL DATED by UNION MINING HOLDING LIMITED In the presence of:	) ) )
Director: Director:
EXECUTED AS A DEED BUT NOT DELIVERED UNTIL DATED by VALERY KARIMOV In the presence of:	) ) )
Witness signature: Name: Occupation: Address:		signed by VALERY KARIMOV

EXECUTED AS A DEED BUT NOT DELIVERED UNTIL DATED by ANATOLY NOVIKOV In the presence of:	) ) )
Witness signature: Name: Occupation: Address:		signed by ANATOLY NOVIKOV

Schedule 1
DEFINITIONS AND INTERPRETATION

1.     Definitions

In this Agreement:-

"Acquisition Documents" means:-

(a)     this Agreement;

(b)     the Disclosure Letter; and

(c)     the Shareholders Agreement;

"Adverse Warranty Conduct Consequences" shall have the meaning given to it in paragraph 2 of Schedule 17;

"Adverse Indemnity Conduct Consequences" shall have the meaning given to it in paragraph 2 of Schedule 18;

"Ancillary Licence" shall have the meaning given to it in paragraph 13.4 of Schedule 8;

"AN" shall have the meaning given to it in the preamble to this Agreement;

"Authority" means any supra-national, national or sub-national authority, commission, department, agency, regulator, regulatory body, court, tribunal or arbitrator in any relevant jurisdiction;

"Bank Seller" means Giwiss Holdings Limited or its nominee;

"Bank Seller Agreement" means the agreement between the Seller, the UBOs and the Bank Seller or its nominee relating to the Bank Seller or its nominee becoming the owner of 601 Initial Target Shares;

"Bank Seller Documents" means:-

(a)     the Bank Seller SPA;

(b)     the Bank Seller Guarantee and/or Escrow Lock Box Agreement; and

(c)     all ancillary documents in relation to the above;

"Bank Seller Guarantee" means the guarantee from the Bank Seller in respect of the obligations relating to the Bank Seller SPA;

"Bank Seller SPA" means the agreement in the form approved by the Buyer (acting in its absolute discretion) for the sale to the Buyer from the Bank Seller of the entire legal and beneficial interest in the Phase 2 Shares;

"Board of Directors" means the board of directors of the Target;

"Borrowings" means:-

(a)     moneys borrowed pursuant to any manner of loan or credit facility (whether or not granted from any financial institution) or bank overdraft or similar arrangement;

(b)     any amount raised by letter of credit (standby or otherwise), acceptance under any acceptance credit facility or dematerialised equivalent;

(c)     any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)     the amount of any liability in respect of any financial lease contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)     receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)     any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value will be taken into account);

(g)     any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)     any amount raised by the issue of redeemable shares or unpaid dividends or similar distributions to shareholders;

(i)     any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this Agreement is to raise finance; and

(j)     any amount raised under any other transaction (including any forward sale or purchase agreement or off-balance sheet transaction giving rise to contingent liabilities) having the commercial effect of a Borrowing.

(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) inclusive above;

"Business Day" means a day other than a Saturday or Sunday on which banks are open for general business in Vancouver (Canada), Valletta (Republic of Malta), Moscow (Russian Federation) and Zurich (Switzerland);

"Buyer" shall have the meaning given to it in the preamble to this Agreement;

"Buyer Completion Default" shall have the meaning given to it in clause 5.5;

"Buyer's Counsel" means Squire Sanders, 4 Romanov Pereulok, Bldg. 2, 125009, Moscow, Russian Federation;

"Buyer's Fundraising" means the raising by the Buyer of an equity subscription of a minimum amount of USD$111,000,000 (one hundred and eleven million US Dollars) net of costs for the purpose of funding Phase 1 and Phase 2 of the Transactions;

"Buyer's Warranties" means the warranties set out in clause 10.5 and Schedule 9 and "Buyer's Warranty" shall mean any of them;

"Claim" means any claim by the Buyer under or pursuant to the Warranties or Core Warranties (including pursuant to clause 10.11);

"Company" means Basic Metals CJSC (ЗАО "Базовые Металы") a company organised and existing under the laws of the Russian Federation, with company registration number (OGRN) 5077746993869 and whose registered office is located at 3, Stroiteley Street, Bilibino, Bilibinskiy District, Chukot Autonomous Area, 689450 Russia;

"Company's Shares" means 1,000 ordinary registered non-documentary shares with the nominal value of 10.00 Rubles each (approximately US$ 0.33) in the capital of the Company being its entire issued share capital as described in Recital (I);

"Company's Affiliate" means any Person designated as such in Part 3 of Schedule 2;

"Completion" means in respect of Phase 1 Completion, Phase 2 Completion, Phase 3 Completion, Phase 4 Completion, any of the Financing Tranche Completions or Share Swap Completion, the completion of all aspects of the relevant Transaction so that the Buyer has unconditional perfected title to all of the relevant Target Shares;

"Completion Date" means any of the Phase 1 Completion Date, Phase 2 Completion Date, Phase 3 Completion Date, Phase 4 Completion Date, any of the Financing Tranche Completion Dates and the Share Swap Completion Date as the case may be for the relevant Transaction;

"Conditions" shall have the meaning given to it in clause 7.1;

"Confidential Business Information" means any and all confidential information about the business of the Group (including, without limitation, any idea, finding, research, data, specification, process, technique, algorithm, know-how, invention, design, plan, drawing, sketch, schematic, document, manual, report, study, photograph, sample, program, source code, prototype, customer list, price list, product description, marketing plan, operating plans, sales plans, business plans, financial statements and/or analyses, company valuation analyses and any and all private information used to construct any form of potential merger or acquisition, strategic alliance or partnership analyses, if any, going forward, together with any and all work in process respecting of the same) whether such information is in oral, written, graphic or electronic form, that is disclosed or submitted, orally, in writing, or by any other method;

"Constitutional Document" means the articles of incorporation, articles of association, charter, by laws or other constituent or organisational documents of a Person required or contemplated by Law;

"Conversion Rate" means:-

(a)     where 1 (one) of the currencies is Rubles, the official exchange rate established by the Central Bank of the Russian Federation for the exchange of the relevant currency into US Dollars; or

(b)     the close spot mid-trade composite London rate for a transaction between the 2 (two) currencies in question as quoted on Bloomberg,

in either case on the day on which the conversion occurs or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

"Core Warranties" means the warranties of the UBOs set out in clause 10.2 and Schedule 8 and "Core Warranty" shall mean any one of them;

"Data" shall have the meaning given to it in clause 10.9;

"Declarations of Trust" means the 2 documents dated 18 October 2010 each entitled "Declaration of Safe Custody" by the Seller in favour of VK and AN respectively creating a trust over 600 Target Shares in each case for the relevant UBO;

"Director General Comfort Letter" means the comfort letter in the agreed form from the director general of the Company relating to the Warranties and Disclosure Letter;

"Disclosed" means fairly disclosed to the Buyer in the Disclosure Letter and specifically disclosed against each relevant Warranty with sufficient details to enable the Buyer to identify clearly and accurately the nature and scope of the matter disclosed in the Disclosure Letter and its relevance to specific Warranties;

"Disclosure Bundle" means the documents listed in and annexed to the Disclosure Letter;

"Disclosure Letter" means the letter dated as at the Signing Date from the UBOs to the Buyer relating to the Warranties, together with its Disclosure Bundle;

"Disputes" means any dispute or civil, criminal, regulatory or administrative action, claim, proceeding, suit, investigation, arbitration or any form of alternative dispute resolution or any other proceeding or hearing whatsoever;

"DP Law" means any Law relating to data protection;

"Encumbrance" means any mortgage, charge, pledge, lien, deposit by way of security, bill of sale, option, assignment (contingent or otherwise), right to acquire, right of pre-emption or agreement for or obligation as to any of the same, or any other form of right, interest, security, encumbrance or equity of any nature in favour of a third party including any precautionary or executive warrant of seizure by the Courts in the relevant jurisdiction; except for liens in the ordinary and usual course of business;

"Environment" means:-

(a)     land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

(b)     water, including coastal and inland waters, surface waters, aquatic sediment, ground waters, and water in drains and sewers;

(c)     air, including air inside buildings and other natural and man-made structures above or below ground; and

(d)     any living systems or organisms supported by the media set out in (a), (b) or (c) above;

"Environmental Indemnity" shall have the meaning given to it in Schedule 12;

"Environmental Law" means any provision of Law relating to pollution or protection or restoration of the Environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and/or relating to the health or safety of humans, animals, living systems or other organisms;

"Escrow Account" means the account designated as such in the Escrow Agreement;

"Escrow Agent" means the escrow agent agreed between the Parties and the Bank Seller in the case of the Escrow Lock Box Agreement and otherwise only between the Parties in any other case;

"Escrow Agreement" means the Escrow Agreement in agreed form between the Parties and the Escrow Agent relating inter alia, to the holding and disbursement of funds for Phase 1 Completion and Phase 2 Completion;

"Escrow Lock Box Agreement" means the escrow agreement with the Escrow Agent relating to the deposit and release of the Bank Seller SPA and related documents.

"Euro" or "€" means the lawful currency of the European Union;

"Expiry Date" shall have the meaning given to it in paragraph 13.7 of Schedule 8;

"Exploration and Production Licence" shall have the meaning given to it in Recital (I);

"FAS" means the Federal Anti-Monopoly Service of the Russian Federation, or any successor Authority, including any applicable territorial administration thereof;

"Final Delivery Date" shall have the meaning given to it in clause 9.3;

"Financial Consultant" means one of the following: Micon International, SRK, IMC, or any other internationally recognised reputable geological consultant firm;

"Financing Tranche Completion" means completion of a Financing Tranche Subscription;

"Financing Tranche Completion Dates" means each date on which Financing Tranche Shares are unconditionally issued and allotted to the Buyer;

"Financing Tranche Shares" means the Target Shares to be subscribed at each of the Financing Tranche Subscription;

"Financing Tranche Subscriptions" means the subscriptions by the Buyer for the Financing Tranche Shares and the issue and allotment in favour of the Buyer of such Financing Tranche Shares as described in clause 3.1, clause 4.2 and Schedule 5 and "Financing Tranche Subscription 1" and "Financing Tranche Subscription 2" shall refer to each such subscriptions;

"Foreseeable Losses" means losses directly or indirectly arising from the matter in question to the extent that they would be considered reasonably foreseeable under the principles of English Law but excluding punitive damages;

"General Indemnities" shall have the meaning given to it in 0;

"Government Official" means any governmental or regulatory body, any political party, government owned company or multilateral agency;

"Group" means the group of companies from time to time comprising the Target and any or all of its subsidiaries;

"Group Company" means the Target or the Company or any of their subsidiaries from time to time;

"Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of any Hazardous Substance in, on, under, about or from any Property or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Property;

"Hazardous Facility" means any property or facility used or processed by any Group Company in which Hazardous Substances are generated, manufactured, processed, refined, transferred, imported, extracted, used, stored, transported or destroyed;

"Hazardous Substance" means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour) or organism (including genetically modified organisms) which, according to Russian Law, is characterised as being capable of causing harm to man or any other living organism supported by the Environment or of damaging the Environment or human health or welfare;

"IFRS" means the International Financial Reporting Standards;

"Indebtedness" means the indebtedness of the Company of no more than USD$52,000,000 (fifty two million US Dollars), as described in Recital (J), to the following Persons:-

(a)     Bank Uralsib OJSC: up to USD$40,498,294.72 (forty million four hundred ninety eight two hundred ninety four US Dollars and seventy two cents);

(b)     "UralGeo" CJSC: up to RUB276.029.665,59 (two hundred seventy six twenty nine thousand six hundred sixty six Rubles and fifty nine kopek); and

(c)     "Tsvetmetresourse" LLC: up to RUB70,685,286.95 (seventy million six hundred eighty five thousand two hundred eighty six Rubles and ninety five kopek);

(d)     "Liga" LLC: up to RUB1,305,381.56 (one million three hundred five three hundred eighty one Rubles and fifty six kopek); and

(e)     "Remontno-stroitelnaya Kompaniya "Kapital"" LLC: up to RUB60,152,300 (sixty million one hundred fifty two thousand three hundred Rubles);

"Indemnities" means the indemnities in Schedule 11 to 0 inclusive each being an "Indemnity";

"Independent Counsel" shall have the meaning given to it in paragraph 3 of Schedule 17;

"Initial Target Shares" shall have the meaning given to it in Recital (A);

"Insolvency Event" means, in relation to any Group Company, any of the following:-

(a)     in the case of a Russian corporation the meeting of the insolvency criteria set out in the Laws of the Russian Federation including the Federal Law No. 127-FZ dated 26 October 2002 On Insolvency (Bankruptcy);

(b)     in the case of a Maltese corporation an event of insolvency in the terms of the Companies Act (Cp. 386 of the Laws of Malta);

(c)     any form of liquidation, receivership, administrative receivership, administration, arrangement or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by the court or by Persons appointed by the court (or any equivalent or similar procedure under the Laws of any jurisdiction in which the relevant Person is incorporated, registered, domiciled or resident or carries on business or has assets) being commenced or otherwise in place or under way in relation to it, whether in or out of court; or

(d)     the local equivalent test or event in relation to any of the above in any jurisdiction outside Russia;

"Intellectual Property Rights" means any and all intellectual property rights in business and trade names, registered and unregistered trade and service marks, copyright, patent, rights in inventions, rights in design, database rights, rights in know-how, formulae and formulas used by the Group and in each case rights of a similar or corresponding character and all registrations, applications and licences for any such items and all other intellectual property rights which may subsist in any jurisdiction;

"Intra-Group Loan Agreement" the loan agreement in agreed form for the loan of USD$52,000,000 (fifty two million US Dollars) from the Target to the Company;

"Judgment" means any judgment, order, decree, award, demand, ruling, injunction or decision from any Authority (or any similar or analogous form of order);

"Kristall" means Limited Liability Company "Kristall", a company registered at 6, Lenina square, Bilibno City, Chykotskiy Autonomous Area, 689450, Russia with company registration number OGRN 1028700569226 and INN 8703005631;

"Kristall Settlement" means the settlement in the terms to be approved by the Buyer to its satisfaction of certain claims relating to Kristall;

"Land Permission" means planning, construction by-law consents, building regulation consents and other statutory permissions and approvals;

"Law(s)" means all or any:-

(a)     national or local legislation, laws, statutes, rules, codes, directives, regulations and ordinances including all circulars and guidance notes which have a binding effect; and

(b)     Judgment(s), decisions, decrees, orders or notices of any Authority or other binding requirements of any Authority;

"Licence Indemnity" shall have the meaning given to it in Schedule 11;

"Lock Box" means the locked box (deposited with the Escrow Agent pursuant to the Escrow Lock Box Agreement) which contains:-

(a)     the share certificate(s) for the Phase 2 Shares;

(b)     a duly executed share purchase agreement between the Buyer and the Bank Seller; and

(c)     the duly executed but undated transfers for the Phase 2 Shares; and

(d)     the ancillary documents required by the Buyer to secure its title to the Phase 2 Shares;

"Longstop Time" means midnight in Malta on the 30 April 2012;

"Loose Share" shall have the meaning given to it in Recital (H);

"Maltese Law Seller Legal Opinion" means the legal opinion in the agreed form from the UBOs Maltese Counsel relating to the Seller and the Target;

"Material Adverse Change" means anything that has a material adverse effect on (a) the business, operations, assets, financial condition, profits or prospects of any Group Company, (b) the ability of the Parties (other than the Buyer) to perform their obligations under this Agreement, or (c) the validity or enforceability of this Agreement;

"Material Contract" means a contract material to the condition, financial or otherwise, or the earnings, business affairs, business prospects, trading position or property of the Group as a whole other than a licence agreement that forms part of the Exploration and Production Licence;

"MDM Bank" means open joint stock company MDM Bank, a company organised and existing under the laws of the Russian Federation;

"Option Notice" shall have the meaning given to it in Schedule 20;

"Option Price" shall have the meaning given to it in Schedule 20;

"Party" shall have the meaning given to it in the preamble to this Agreement;

"Person" means any individual, partnership, company, corporation, trust, Authority and any other legal entity;

"Phase 1" means the subscription by the Buyer for the Phase 1 Share described in clause 4.1 and Schedule 3;

"Phase 1 Completion" the completion of all aspects, including receipt of payment, of the issue and allotment of the Phase 1 Share so that the Buyer has unconditional perfected title to the Phase 1 Share as provided for in Schedule 3;

"Phase 1 Completion Date" means 30 April 2012, or earlier if agreed in writing by the Parties;

"Phase 1 Share" shall have the meaning given to it in clause 4.1.1;

"Phase 2" means the purchase by the Buyer from the Bank Seller of the Phase 2 Shares and from the Seller of the Loose Share as described in clause 5 and Schedule 4;

"Phase 2 Completion" the completion of all aspects, including receipt of payment, of the sale and purchase of the Phase 2 Shares and Loose Share so that the Buyer has unconditional perfected title to all the Phase 2 Shares and Loose Share as provided for in Schedule 4;

"Phase 2 Completion Date" means 30 April 2012, or earlier if agreed in writing by the Parties;

"Phase 2 Shares" shall have the meaning given to it in Recital (F);

"Phase 3" means the purchase by the Buyer from the Seller and the UBOs of the Phase 3 Shares in the capital of the Target as described in clause 5 and Schedule 4;

"Phase 3 Completion" the completion of all aspects, including receipt of payment, of the sale and purchase of the Phase 3 Shares so that the Buyer has unconditional perfected title to all the Phase 3 Shares as provided for in Schedule 4;

"Phase 3 Completion Date" means 31 May 2012;

"Phase 3 Shares" means 86 (eighty six) Target Shares;

"Phase 4" means the purchase by the Buyer from the Seller and the UBOs of the Phase 4 Shares in the capital of the Target as described in clause 5 and Schedule 4;

"Phase 4 Completion" the completion of all aspects, including receipt of payment, of the sale and purchase of the Phase 4 Shares so that the Buyer has unconditional perfected title to all the Phase 4 Shares as provided for in Schedule 4;

"Phase 4 Completion Date" means 1 May 2013;

"Phase 4 Shares" means 62 (sixty two) Target Shares;

"Price Calculation" shall have the meaning given to it in Schedule 20;

"Properties" means the real estate assets owned or occupied by any Group Company or described in Schedule 15;

"Put Option" shall have the meaning given to it in Schedule 20;

"Put Option Completion" shall have the meaning given to it in Schedule 20;

"Release" means a release document in the agreed form from the holder of an Encumbrance over any asset of the Company;

"Related Party Receivables" means any debts receivable, including trade and other receivables due to any Group Company from the Seller and/or the UBOs or any Person connected with the Seller and/or the UBOs;

"Related Person" means:-

(a)     any Group Company and/or UBOs and any Person connected with any Group Company and/or UBOs; or

(b)     any of the Company's Affiliates set out in Part 3 of Schedule 2;

"Relevant Capacity" means for its own account or for that of any Person (other than the Buyer or the Group Companies) or in any other manner and whether through the medium of any company controlled by it (for which purpose there will be aggregated with its shareholding or ability to exercise control over the shares held, controlled or exercised by any Person connected with the Seller) or as principal, partner, director, employee, consultant or agent;

"Remaining Union Shares" shall have the meaning given to it in clause 6.1;

"Representation" shall have the meaning given to it in clause 18.1;

"Representative" means, in relation to a Person, an employee, director, affiliate, consultant, representative or any other Person operating for the benefit of such Person;

"Rialkom Alians" means closed joint stock company "Rialkom Alians", a company organised and existing under the laws of the Russian Federation with company registration number OGRN 1107746523125 and INN 7720689789 and whose registered office is located at 12, bldg 1, Elektrodnaya street, Moscow, 11524;

"Rosnedra" means the Federal Agency on Subsoil Use of the Russian Federation and its respective territorial branches and subdivisions;

"RUB" or "Rubles" means the lawful currency of the Russian Federation;

"Rules" shall have the meaning given to it in clause 26.2;

"Second Disclosure Letter" means the second letter (if any) delivered to the Buyer by the UBOs making disclosures against the Warranties;

"Seller" shall have the meaning given to it in the preamble to this Agreement;

"Seller's Counsel" means Incor Alliance of 52, Bld. 5, Kosmodamianskaya nab., Business Center "Riverside Towers", 11th floor, 115054, Russia, Moscow;

"Seller Shares" shall have the meaning given to it in Recital (D);

"Seller Warranties" means the warranties set out in clause 10.4 and Schedule 7 and "Seller Warranty" shall mean any of them;

"Shareholders Agreement" means the shareholders agreement relating to the Company between the Company (1), the Seller (2), the UBOs (3) and the Buyer (4) (as amended from time to time);

"Share Swap" means the exchange of Remaining Union Shares for the Sharprock Swap Shares as detailed in clause 6 and Schedule 6;

"Share Swap Completion" means the completion of all aspects of the issue and allotment of the Remaining Union Shares so that the Buyer has unconditional perfected title to all the Remaining Union Shares as provided for in Schedule 6;

"Share Swap Completion Date" means the date on which the Share Swap is unconditionally completed;

"Share Swap Notice" shall have the meaning given to it in clause 6.4;

"Sharprock Swap Shares" shall have the meaning given to it in clause 6.1;

"Signing Date" means the date of this Agreement;

"Spousal Consent" means the spousal consent in agreed form relating to VK;

"SPA Claim" means any claim arising out of or in connection with this Agreement and/or the Acquisition Documents;

"Strategic Companies Law" Federal Law of the Russian Federation No. 57-FZ dated April 29, 2008, On the Procedure for Making Foreign Investments in Companies Which Are Of Strategic Importance for Ensuring the Country's Defense and State Security (as amended);

"Surviving Provisions" means the provisions of clause 1 and Schedule 1, clauses 13 to 15 inclusive, clause 18 and clauses 20 to 29 inclusive;

"System" means all the software, hardware, network and telecommunications equipment and internet-related information technology that are used by any Group Company in connection with the operation of its businesses as currently conducted and material to its uninterrupted business operations;

"Target" shall have the meaning given to it in the preamble to this Agreement;

"Target Indebtedness" means the indebtedness of the Target to Rialkom Alians in the sum of RUB35,000,000 (thirty five million Rubles) payable pursuant to a share purchase agreement dated 11 January 2011 between the Target and Rialkom Alians;

"Target Share" means an ordinary share with a nominal value of €1 (one Euro) in the share capital of the Target;

"Tax" means all forms of taxes and statutory, governmental, state, federal, provincial, local, customs, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities of whatever nature and wherever chargeable including any penalty, fine, surcharge, interest, charges, costs or any other liability relating to any of the above;

"Tax Authority" means an Authority having competence and/or jurisdiction in relation to Tax;

"Tax Return" means the relevant documentary documents required by Law to be filed with a Tax Authority in relating to the reporting of Tax;

"Tax Liability" means any liability of any Group Company to make a payment of or in respect of Tax;

"Title Covenants" shall have the meaning given to it in Schedule 20;

"Third Party Claim" means any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees and/or rulings by any third party which is the subject of a Warranty or a Core Warranty except for those involving or relating to:-

(a)     title to any shares of any Group Company; or

(b)     the Exploration and Production Licence; or

(c)     the Environment; or

(d)     Tax;

"Third Party Indemnity Claim" means any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees and/or rulings by any third party which is the subject of an Indemnity except for those involving or relating to:-

(a)     title to any shares of any Group Company; or

(b)     the Exploration and Production Licence; or

(c)     the Environment; or

(d)     Tax;

"Transaction" or "Transactions" shall have the meaning given to it in Recital (G);

"Tribunal" shall have the meaning given to it in clause 26.3;

"UBO" or "UBOs" shall have the meaning given to it in the preamble to this Agreement;

"UBO Warranties" means the warranties set out in clause 10.2 and Schedule 8 and "UBO Warranty" shall mean any of them;

"URALSIB" means Bank Uralsib OJSC;

"URALSIB Comfort Letter" means the letter in agreed form from URALSIB to the Company agreeing to discharge the URALSIB Encumbrances upon repayment of certain specific indebtedness;

"URALSIB Credit Agreement" means the USD$38,000,000 (thirty eight million US Dollars) credit agreement No. 0168/11-ВЛ-Н dated June 30, 2011 entered into between "BANK URALSIB", OJSC and the Company;

"URALSIB Encumbrances" means:-

(a)     the URALSIB Share Pledge Agreement;

(b)     the surety agreement No. 0168/11-П-01 between URALSIB and the Target dated June 30, 2011;

(c)     the surety agreement No. 0168/11-П-02 between URALSIB and "Chukotpromservice", LLC dated June 30, 2011;

(d)     the surety agreement No. 0168/11-П-03 between URALSIB and "UralGeo", CJSC dated June 30, 2011;

(e)     the surety agreement No. 0168/11-П-04 between URALSIB and AN dated June 30, 2011; and

(f)     the agreement on promissory note pledge No. 0168-02/ЗЦБ-11-100 between URALSIB and "UralGeo", CJSC dated June 30, 2011;

"URALSIB Share Pledge Agreement" means the share pledge agreement No. 0168-01/ЗЦБ-11-100 dated June 30, 2011 pursuant to which all the Company's Shares are pledged to URALSIB to secure the URALSIB Credit Agreement;

"USA" means the United States of America;

"USD$" or "US Dollars" means the lawful currency of the USA;

"US Law Buyer Legal Opinion" means the legal opinion in the agreed form from McMillan LLP relating to the Buyer;

"VAT" means value added tax;

"VK" shall have the meaning given to it in the preamble to this Agreement; and

"Warranties" means the Seller Warranties and the UBO Warranties as set out in clause 10, Schedule 7 and Schedule 8 and "Warranty" shall mean any one of them.

2.     Interpretation

2.1     In this Agreement (unless the context requires otherwise):-

(a)     "control" (including, with its correlative meanings, "controlled by" and "under common control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person, and with respect to a natural Person the lawful spouse and children of that Person;

(b)     any reference to any party comprising more than 1 (one) Person includes each Person constituting that party;

(c)     any reference to any gender includes all genders, the singular includes the plural (and vice versa), and Persons includes individuals, bodies corporate, unincorporated associations, partnerships, firms, trusts and Authorities (whether or not any of them have a separate legal personality);

(d)     any reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

(e)     "including", "includes" or "in particular" means including, includes or in particular without limitation;

(f)     any reference to accounting values or standards will be determined by reference to IFRS;

(g)     references to "accounts" or "financial statements" include relevant balance sheets and profit and loss accounts and related notes together with all documents to be included in or annexed to the accounts of the company concerned, including annual reports;

(h)     any reference to writing or written includes any method of representing or reproducing words in a legible form;

(i)     any time of day or date is to that time or date in Moscow (Russian Federation); and

(j)     any reference to a Person being "connected" with another Person will be construed as a reference to such Persons being connected as defined in section 1122 of the (UK) Corporation Tax Act 2010.

2.2     In this Agreement (unless the context requires otherwise), any reference:-

(a)     to a clause or Schedule is to a clause of or Schedule to this Agreement;

(b)     to a Part or paragraph is to a Part or paragraph of a Schedule to this Agreement;

(c)     within a Schedule to a Part is to a Part of that Schedule; and

(d)     within a Part of a Schedule to a paragraph is to a paragraph of that Part of that Schedule.

2.3     The contents list, headings and any descriptive notes are for ease of reference only and will not affect the construction or interpretation of this Agreement.

2.4     A company is a "subsidiary" of another company (its "holding company") if that other company, directly or indirectly, through one or more subsidiaries:-

(a)     holds a majority of the voting rights in it;

(b)     is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(c)     is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(d)     has the right to exercise a dominant influence over it, for example by having the power to give, or by actually giving, directions with respect to its operating and financial policies, with which its directors are obliged to comply.

2.5     References to a statute or statutory provision include:-

(a)     that statute or provision as from time to time modified, re-enacted or consolidated whether before or after Signing Date;

(b)     any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

(c)     any subordinate legislation made from time to time under that statute or statutory provision.

2.6     Any amount to be converted from one currency into another currency for the purposes of this Agreement (except for the Indebtedness) will be converted into an equivalent amount at the Conversion Rate.

2.7     Save where otherwise provided in this Agreement, if there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the Schedules or any other document referred to or otherwise incorporated into this Agreement, the term in the body of this Agreement will take precedence.

2.8     The ejusdem generis rule does not apply to this Agreement. Accordingly, specific words indicating a type, class or category of thing will not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words will not be restricted in meaning to the type, class or category of thing indicated by such specific words.

2.9     A reference in this Agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter will be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this Agreement or the terms of this Agreement.

2.10     References to any payment being made on "an after-Tax basis" means that the amount so payable will be grossed up by such amount as will ensure that after deduction of any Taxation there will be left in the hands of the relevant payee a sum equal to the amount which would otherwise have been payable.

2.11     References to "ordinary and usual course of business" means actions that:-

(a)     are consistent in nature, scope and magnitude with the past practices of the relevant Group Company and in the ordinary course of the normal, day-to-day operations of such Group Company on or prior to the Signing Date; and

(b)     do not require authorisation by the board of directors or shareholders of the relevant Group Company (or by any Person or group of Persons exercising similar authority) and do not require any other separate or special authorisation of any nature.

2.12     "agreed form" in relation to any document shall mean the form of that document agreed by the Seller and the Buyer and initialled or signed by them or by their duly authorised representatives on the Signing Date or on or before Completion, as the case may be, as provided for in this Agreement.

Schedule 2
THE TARGET AND THE COMPANY

Part 1: The Target and the Company
Company name:	Union Mining Holding Limited
Registered number:	C50918
Date of registration:	18 October 2010
Place of registration:	Republic of Malta
Registered office:	40 Villa Fairholme, Sir Augustus Bartolo Street, Ta' Xbiex XBX 1095, Malta
Issued share capital:	Class:	Number of shares:	Amount paid up:
	Ordinary	1,200 of a nominal value of €1 each	Fully paid up (€1,200)
Limit in articles on number of shares that may be allotted:	Authorised share capital of €1,200
Full names of directors:	Claudio Tonolla (Maltese Identity Card Number 31683A)
Full name of secretary:	Keith Farruggia (Maltese Identity Card Number 463783M)
Accounting reference date:	31 December
Auditors:

Part 2: The Company
Company name:	Closed Joint Stock Company "Basic Metals" (ЗАО "Базовые Металы")
Registered number:	(OGRN) 5077746993869
Tax Identification Number:	(INN) 7720587949
Date of incorporation:	29 June 2007
Place of incorporation:	Russian Federation
Registered office:	3, Stroiteley Street, the City of Bilibino, the Bilibinskiy District, the Chukot Autonomous Area, 689450 Russia
Charter capital:	10,000.00 Rubles
Total number of issued shares:	1,000.00 ordinary registered non-documentary shares with the nominal value of 10.00 Rubles each (approximately US$ 0.33)
Percentage interest held by the Target:	100%
Number of shares held by the Target:	1,000.00

Name of sole executive body:	Mr. Roman Pavlovich Dudarov, the General Director
Auditors:	None appointed
Board of directors:	1. Mr. Leonid Aleksandrovich Yakubovich; 2. Mr. Valeriy Borisovich Karimov; 3. Mr. Aleksey Dmitrievich Vershinin; 4. Mr. Leonid Mikhaylovich Novikov; and 5. Mr. Anatoliy Aleksandrovich Novikov.
Listing:	Not applicable

Part 3: The Company's Affiliates
No.	Name	Address	Basis for affiliation
1.	Mr. Roman Pavlovich Dudarov	The City of Moscow	Sole executive body of the Company (General Director)
2.	Union Mining Holding Limited	40, Villa Fairholme, Sir Augustus Bartolo Street, Ta' Xbiex XBX 1095, Malta	Sole shareholder of the Company (owns 100% of the Company's shares)
3.	Mr. Leonid Aleksandrovich Yakubovich	The City of Moscow	Member of the board of directors of the Company
4.	Mr. Valeriy Borisovich Karimov	The City of Moscow	Member of the board of directors/ Chairman of the board of directors of the Company
5.	Mr. Aleksey Dmitrievich Vershinin	No information provided	Member of the board of directors of the Company
6.	Mr. Leonid Mikhaylovich Novikov	The City of Moscow	Member of the board of directors of the Company
7.	Mr. Anatoliy Aleksandrovich Novikov	The City of Moscow	Member of the board of directors of the Company
8.	Closed Joint Stock Company "Esterial" ("Esterial")	Bldg. 1, 12, Elektrodnaya street, the City of Moscow, Russia, 111524	The Company and Esterial belong to the same group of entities
9.	Open Joint Stock Company Gornodobyvayushchaya kompaniya "Sibir" ("OJSC Sibir")	33 A, Leningradskaya street, the City of Petropavlovsk-Kamchatski, Kamchatka Region, 683003	The Company and OJSC Sibir belong to the same group of entities
10.	Open Joint Stock Company "Rudnik Veselyi" ("Rudnik Veselyi")	Village Seika, Choys Region, the Republic of Altai, Russia, 649189	The Company and Rudnik "Veselyi" belong to the same group of entities

Schedule 3
PHASE 1 COMPLETION

Part 1: Target's Obligations On Phase 1 Completion

At Phase 1 Completion the Target shall:-

1.     issue and allot the Phase 1 Share to the Buyer free from all Encumbrances and together with all attached rights;

2.     enter into the Shareholders Agreement;

3.     register the issue and allotment of the Phase 1 Share to the Buyer by delivering the statutory Form H to the Maltese Registry of Companies;

4.     deliver or procure to be delivered to the Buyer:-

4.1     a share certificate in the name of the Buyer, evidencing that it has been duly registered as the owner of the Phase 1 Share;

4.2     true and complete copies of each Group Company's Constitutional Documents as in effect on the Phase 1 Completion Date;

4.3     a duly certified copy extract of the register of members of the Target as in effect immediately following Phase 1 Completion showing that the Buyer has been entered into the register of members as the holder of the Phase 1 Share;

4.4     a duly certified true and complete resolution of the general meeting of the Target authorising the allotment and issuance of the Phase 1 Share to the Buyer;

4.5     a duly certified true and complete copy of the resolutions of the Board of Directors:-

(a)     authorising the secretary of the Target to enter the name of the Buyer in the register of members of the Target as the holder of the Phase 1 Share;

(b)     authorising the secretary of the Target to issue share certificate in respect of the Phase 1 Share in the name of the Buyer and to affix the seal of the Target;

(c)     appointing the persons nominated by the Buyer and the person(s) nominated by the Seller as directors to the Board of Directors, as provided in the Shareholders Agreement; and

(d)     dealing with all authorities to the bankers of the Target/Company relating to all the bank accounts of the Target/ Company including new authorities to such persons as the Buyer may nominate shall be given to be signatories;

4.6     a receipt for the €1 (one Euro) nominal value and an additional receipt for USD$53,000,000 (fifty three million US Dollars) as a premium for the subscription price for the Phase 1 Share paid to the Target in accordance with Part 3 of this Schedule 3;

4.7     copies of all bank statements of all bank accounts of the Target and of the Company for the period of 1 (one) month ending on the Signing Date; and

4.8     the Release(s) in the agreed form in respect of any Encumbrances granted by any Group Company in respect of the Indebtedness, including the URALSIB Encumbrances, duly executed by the relevant security holder together with (if necessary) any other Releases required in order to unencumber the assets of the Group Company in relation to the Indebtedness; and

5.     perform its obligations specified in Part 4 of this Schedule 3.

Part 2: Seller's Obligations On Phase 1 Completion

At Phase 1 Completion the Seller shall:-

1.     enter into the Shareholders Agreement;

2.     deliver, or procure to be delivered, to the Buyer a written confirmation from the UBOs that either:-

2.1     there are no Related Party Receivables; or

2.2     all Related Party Receivables have been repaid.

3.     procure performance by the Target of its obligations in Part 1 of this Schedule 3.

Part 3: Buyer's Obligations On Phase 1 Completion

At Phase 1 Completion the Buyer shall, upon completion of all the matters specified in Part 1 and Part 2 of this Schedule 3:-

1.     enter into the Shareholders Agreement;

2.     perform its obligations specified in Part 4 of this Schedule 3;

3.     deliver to the Seller and the Target certified copies of the minutes of duly held meetings of the directors of the Buyer authorising the execution, delivery and performance of the Acquisition Documents to which the Buyer is a party and the consummation of the Transactions;

4.     the Buyer will deliver to the Seller its amended Constitutional Documents; and

5.     pass appropriate resolution for the valid appointment of each of the UBOs as a director of the Buyer.

Part 4: Payment Obligations On Phase 1 Completion

1.     At Phase 1 Completion the Buyer will pay the sum of €1 (one Euro) as nominal value and transfer the amount of USD$53,000,000 (fifty three million US Dollars) as premium in exchange for the subscription of the Phase 1 Share by paying €1 (one Euro) and authorising the release of USD$53,000,000 (fifty three million US Dollars) pursuant to the terms of the Escrow Agreement.

2.     The Target will then lend the USD$52,000,000 (fifty two million US Dollars) to the Company pursuant to the terms of the Intra-Group Loan Agreement.

3.     Immediately upon receipt of the USD$53,000,000 (fifty three million US Dollars) from the Target, the Company will:-

3.1     apply such amount to discharge the loan under the URALSIB Credit Agreement and any other outstanding amount of the Indebtedness; and

3.2     procure the immediate release of all URALSIB Encumbrances.

4.     Pursuant to instructions from the Parties in accordance with the Escrow Agreement the above payments will be initiated from the Escrow Account.

Schedule 4
PHASE 2, PHASE 3 AND PHASE 4 COMPLETIONS

PART A - PHASE 2 COMPLETION

Part 1: Buyer's Obligations On Phase 2 Completion

1.     At Phase 2 Completion the Buyer shall pay USD$39,000,000 (thirty nine million US Dollars) for the Phase 2 Shares to the Bank Seller and USD$19,000,000 (nineteen million US Dollars) for the Loose Share to the Seller.

2.     Such payments totalising USD$58,000,000 (fifty eight million US Dollars) will be made pursuant to the terms of the Escrow Agreement and the Escrow Lock Box Agreement.

3.     The Buyer will also deliver to or procure to be delivered to the Seller confirmation of its agreeing to the nomination of directors from the Seller to the Board of Directors in accordance with the Shareholders Agreement.

Part 2: Bank Seller, Seller and UBOs' Obligations On Phase 2 Completion

At Phase 2 Completion the Bank Seller, Seller and the UBOs, as relevant, shall deliver or procure to be delivered to the Buyer:-

1.     a form of notification of the transfer of the Phase 2 Shares and the Loose Share duly signed and executed for filing with the Maltese Registrar of Companies (Form T);

2.     a duly executed share transfer instrument, substantially in the form as set out in Annex 1 attached, for each of the Phase 2 Shares and the Loose Share, as relevant;

3.     true and complete resolutions of the Board of Directors (and, if applicable, resolutions of the shareholders of the Target):-

3.1     approving the transfer of the Phase 2 Shares and Loose Share to the Buyer in accordance with this Agreement; and

3.2     agreeing to the nomination of a director from the Buyer to the Board of Directors in accordance with the Shareholders Agreement;

4.     a receipt for the USD$39,000,000 (thirty nine million US Dollars) purchase price for the Phase 2 Shares paid to the Bank Seller in accordance with Part 1 of Part A of this Schedule 4;

5.     a receipt for the USD$19,000,000 (nineteen million US Dollars) purchase price for the Loose Share paid to the Seller in accordance with Part 1 of Part A of this Schedule 4; and

6.     any other documents reasonably requested by the Buyer to evidence the transfer of the legal and beneficial interest in the Phase 2 Shares and Loose Share to the Buyer.

Part 3: Target's Obligations On Phase 2 Completion

At Phase 2 Completion the Target shall:-

1.     register the transfer of the Phase 2 Shares and Loose Share to the Buyer with the Maltese Registry of Companies;

2.     issue a share certificate in respect of the Phase 2 Shares to the Buyer;

3.     issue a share certificate in respect of the Loose Share to the Buyer;

4.     register the transfer of the Phase 2 Shares and Loose Share into the name of the Buyer in the register of members of the Target; and

5.     deliver or procure to be delivered to the Buyer a duly certified copy extract of the register of members of the Target as in effect immediately following Phase 2 Completion showing that the Buyer has been entered into such register of members as the holder of the Phase 2 Shares and Loose Share.

PART B - PHASE 3 COMPLETION

Part 1: Buyer's Obligations On Phase 3 Completion

1.     At Phase 3 Completion the Buyer will pay the sum of and transfer the amount of USD$13,000,000 (thirteen million US Dollars) for the Phase 3 Shares.

2.     Such payment of USD$13,000,000 (thirteen million US Dollars) will be paid to the account of the Seller as notified by the Seller to the Buyer in writing 5 (five) Business Days prior to the Phase 3 Completion.

Part 2: Seller's Obligations On Phase 3 Completion

At Phase 3 Completion after payment of USD$13,000,000 (thirteen million US Dollars) the Seller and the UBOs shall deliver or procure to be delivered to the Buyer:-

1.     a duly executed statutory form(s) of transfer (Form T) for the Phase 3 Shares together with the original share certificate(s) for the Phase 3 Shares;

2.     a duly executed share transfer instrument, substantially in the form as set out in Annex 1 attached hereto, for the Phase 3 Shares;

3.     a receipt for the USD$13,000,000 (thirteen million US Dollars) purchase price for the Phase 3 Shares paid to the Seller in accordance with Part 1 of Part B of this Schedule 4; and

4.     any other documents reasonably requested by the Buyer to evidence the transfer of the legal and beneficial interest in the Phase 3 Shares to the Buyer.

Part 3: Target's Obligations On Phase 3 Completion

At Phase 3 Completion the Target shall:-

1.     register the transfer of the Phase 3 Shares to the Buyer with the Maltese Registry of Companies;

2.     issue a share certificate in respect of the Phase 3 Shares to the Buyer;

3.     register the transfer of the Phase 3 Shares into the name of the Buyer in the register of members of the Target; and

4.     deliver or procure to be delivered to the Buyer a duly certified copy extract of the register of members of the Target as in effect immediately following Phase 3 Completion showing that the Buyer has been entered into such register of members as the holder of the Phase 3 Shares.

PART C - PHASE 4 COMPLETION

Part 1: Buyer's Obligations On Phase 4 Completion

1.     At Phase 4 Completion the Buyer will pay the sum of and transfer the amount of USD$9,000,000 (nine million US Dollars) for the Phase 4 Shares.

2.     Such payment of USD$9,000,000 (nine million US Dollars) will be paid to the account of the Seller as notified by the Seller to the Buyer in writing 5 (five) Business Days prior to Phase 4 Completion.

Part 2: Seller's Obligations On Phase 4 Completion

At Phase 4 Completion after payment of USD$9,000,000 (nine million US Dollars) the Seller and the UBOs shall deliver or procure to be delivered to the Buyer:-

1.     a duly executed statutory form(s) of transfer (Form T) for the Phase 4 Shares together with the original share certificate(s) for the Phase 4 Shares;

2.     a duly executed share transfer instrument, substantially in the form as set out in Annex 1 attached hereto, for the Phase 4 Shares;

3.     true and complete resolutions of the Board of Directors (and, if applicable, resolutions of the shareholders of the Target):-

3.1     approving the transfer of the Phase 4 Shares to the Buyer in accordance with this Agreement; and

3.2     agreeing to the nomination of a Director from the Buyer to the Board of Directors in accordance with the Shareholders Agreement;

4.     a receipt for the USD$9,000,000 (nine million US Dollars) purchase price for the Phase 4 Shares paid to the Seller in accordance with Part 1 of Part C of this Schedule 4; and

5.     any other documents reasonably requested by the Buyer to evidence the transfer of the legal and beneficial interest in the Phase 4 Shares to the Buyer.

Part 3: Target's Obligations On Phase 4 Completion

At Phase 4 Completion the Target shall:-

1.     register the transfer of the Phase 4 Shares to the Buyer with the Maltese Registry of Companies;

2.     issue a share certificate in respect of the Phase 4 Shares to the Buyer;

3.     register the transfer of the Phase 4 Shares into the name of the Buyer in the register of members of the Target; and

4.     deliver or procure to be delivered to the Buyer a duly certified copy extract of the register of members of the Target as in effect immediately following Phase 4 Completion showing that the Buyer has been entered into such register of members as the holder of the Phase 4 Shares.

Schedule 5
FINANCING TRANCHE SUBSCRIPTIONS

1.     Financing Tranche Subscription 1 and Financing Tranche Subscription 2 will be in respect of capital contributions by way of subscription for Target Shares by the Buyer in accordance with clause 3.1.

2.     Completion of the relevant Financing Tranche Subscription will take place at the offices of Camilleri Preziosi.

3.     At each Financing Tranche Completion, the Buyer shall pay the relevant subscription price (nominal value and premium) for the relevant Financing Tranche Shares to the Target as set out in clause 3.1.

4.     At each Financing Tranche Completion, the Target shall:-

4.1     allot and issue the relevant Financing Tranche Shares to the Buyer;

4.2     register the issue and allotment of the relevant Financing Tranche Shares to the Buyer by delivering the statutory Form H to the Maltese Registry of Companies;

4.3     deliver or procure to be delivered to the Buyer:-

(a)     true and complete resolutions of the Board of Directors and, as applicable, resolutions of the shareholders of the Target approving the allotment and issue of the relevant Financing Tranche Shares in accordance with this Agreement;

(b)     a share certificate in the name of the Buyer, evidencing that it has been duly registered as the owner of the relevant Financing Tranche Shares;

(c)     a duly certified copy extract of the register of members of the Target as in effect immediately following the relevant Financing Tranche Completion showing that the Buyer has been entered into the register of members as the holder of the relevant Financing Tranche Shares;

(d)     a duly certified true and complete resolution of the general meeting of the Target authorising the allotment and issuance of the relevant Financing Tranche Shares to the Buyer;

(e)     a duly certified true and complete copy of the resolutions of the Board of Directors:-

(i)     authorising the secretary of the Target to enter the name of the Buyer in the register of members of the Target as the holder of the relevant Financing Tranche Shares;

(ii)     authorising the secretary of the Target to issue share certificates in respect the relevant Financing Tranche Shares in the name of the Buyer and to affix the seal of the Target;

(iii)     appointing the Person(s) nominated by the Buyer and the Person(s) nominated by the Seller if there are changes as director to the Board of Directors, as provided in the Shareholders Agreement;

(f)     a receipt for the part of the subscription price to be paid to the Target for the relevant Financing Tranche Shares in accordance with paragraph 4 of this Schedule 5; and

(g)     any other documents reasonably requested by the Buyer to evidence the allotment of the relevant Financing Tranche Shares;

5.     The Buyer shall be permitted, in its sole discretion, to accelerate payments of any and all Financing Tranche Subscriptions at any time and, in the event of such accelerated payment, the Target shall be required to allot and issue the applicable Financing Tranche Shares to the Buyer.

Schedule 6
SHARE SWAP

Part 1: Buyer's Obligations On Share Swap Completion

At Share Swap Completion the Buyer shall:-

1.     issue and allot to the Seller the Sharprock Swap Shares as set out in clause 6.3 on a non-diluted basis (that being based on the Buyer's issued and outstanding common shares only at that time and exclusive of any securities of the Buyer (i.e., options, warrants or other convertible securities) which are then exchangeable or convertible into additional common shares of the Buyer for consideration); and

2.     deliver to the Seller share certificates in respect of such shares.

Part 2: Seller's Obligations On Share Swap Completion

At Share Swap Completion the Seller shall:-

1.     transfer, or procure the transfer of, the Remaining Union Shares to the Buyer;

2.     deliver duly completed and executed transfers of the Remaining Union Shares in favour of the Buyer or as it directs;

3.     deliver the certificates for the Remaining Union Shares; and

4.     deliver to the Buyer true and complete resolutions of the Board of Directors (and, if applicable, resolutions of the shareholders of the Target):-

4.1     approving the transfer of the Remaining Union Shares in accordance with this Agreement;

4.2     agreeing to the nomination of a further director from the Buyer to the Board of Directors in accordance with the Shareholders Agreement; and

4.3     any other documents reasonably requested by the Buyer to evidence the transfer of the Remaining Union Shares.

Part 3: Target's Obligations On Share Swap Completion

At Share Swap Completion the Target shall:-

1.     register the transfer of the Remaining Union Shares to the Buyer; and

2.     issue a share certificate in request of the Remaining Union Shares to the Buyer.

Schedule 7
SELLER WARRANTIES

1.     Seller's Capacity

1.1     The Seller is a limited liability company duly incorporated and validly existing under the laws of Malta.

1.2     The Seller has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under each of the Acquisition Documents to which it is a party.

1.3     No Insolvency Event has occurred in relation to the Seller.

1.4     Each of the Acquisition Documents to which the Seller is a party constitute, or will when executed constitute, legal, valid and binding obligations on the Seller in accordance with their respective terms.

1.5     The execution and delivery of and the performance by the Seller of its obligations under each of the Acquisition Documents to which it is a party will not:-

1.5.1     conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement, arrangement or instrument to which the Seller is a party or any provision of its Constitutional Documents or any to the Seller's knowledge Encumbrance, lease, contract, Judgment, regulation or other restriction or obligation of any kind or character by which or to which any of the asset of the Seller is bound or subject; or

1.5.2     relieve any person from any obligation to any Group Company (whether contractual or otherwise), or enable any person to terminate any such obligation or any right or benefit enjoyed by any Group Company or to exercise any right, whether under an agreement with or otherwise in respect of any Group Company; or

1.5.3     result in the creation, imposition, crystallisation or the enforcement of any Encumbrance on or over any of the assets, property or undertaking of any Group Company or result in any present or future indebtedness of any Group Company becoming due and payable prior to its stated maturity.

2.     The Target Shares

2.1     The Seller is the sole legal and registered owner of the Initial Target Shares.

2.2     The UBOs are the sole beneficial owners of the Initial Target Shares.

2.3     So far as the Seller is aware except as Disclosed in the Disclosure Letter, there is no Encumbrance affecting the Initial Target Shares nor any agreement to create any, and no Person has claimed to be entitled to any of such things.

2.4     So far as the Seller is aware, there are no existing, pending or to the knowledge of the Seller any threatened Disputes affecting any of the Target Shares or the Seller's ownership or entitlement to dispose of any of them. To the knowledge of the Seller, there are no circumstances which are likely to give rise to any such Disputes.

2.5     The Initial Target Shares constitute the entire issued share capital of the Target. The Initial Target Shares have been properly issued and allotted in accordance with all requirements of Law and are fully paid up.

3.     The Target

3.1     The Target is a limited liability company duly incorporated and validly existing under the laws of Malta.

3.2     The particulars set out in Schedule 2 relating to the Target are complete, accurate and not misleading.

3.3     Copies of the Constitutional Documents of the Target initialled by the Seller have been made available by email from the Seller to the Buyer's Counsel on the Signing Date and are complete, accurate and not misleading. These set out all rights attaching to each class of shares or participatory interest (as applicable) of the Target.

3.4     The Seller is not aware of any subsisting voting trusts, proxies, powers of attorney, shareholder agreements or other agreements in relation to the Target or the Target Shares, except for those included in the Disclosure Letter or otherwise notified by the Seller to the Buyer in writing immediately prior to the Signing Date.

3.5     The register of members and other registers contained in the statutory books of the Target have been properly kept and maintained in accordance with Law, are up to date and contain a complete and accurate record of the matters which should be dealt with in them. Neither of the Seller nor the Target has received any notice that any of them is incorrect or should be rectified.

3.6     So far as the Seller is aware the Target:-

3.6.1     has not carried on any business other than the holding of the Company's Shares;

3.6.2     does not own, occupy or use any real estate or material assets;

3.6.3     has no employees and is not a party to any employment contracts; and

3.6.4     has not incurred any liability, contingent or otherwise.

Schedule 8
UBO WARRANTIES

1.     Seller's Capacity

1.1     The Seller is a limited liability company duly incorporated and validly existing under the laws of Malta.

1.2     The Seller has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under each of the Acquisition Documents to which it is a party.

1.3     No Insolvency Event has occurred in relation to the Seller.

1.4     Each of the Acquisition Documents to which the Seller is a party constitute, or will when executed constitute, legal, valid and binding obligations on the Seller in accordance with their respective terms.

1.5     The execution and delivery of and the performance by the Seller of its obligations under each of the Acquisition Documents to which it is a party will not:-

(a)     conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement, arrangement or instrument to which the Seller is a party or any provision of its Constitutional Documents or any Encumbrance, lease, contract, Judgment, regulation or other restriction or obligation of any kind or character by which or to which any of the asset of the Group is bound or subject; or

(b)     relieve any person from any obligation to any Group Company (whether contractual or otherwise), or enable any person to terminate any such obligation or any right or benefit enjoyed by any Group Company or to exercise any right, whether under an agreement with or otherwise in respect of any Group Company; or

(c)     result in the creation, imposition, crystallisation or the enforcement of any Encumbrance on or over any of the assets, property or undertaking of any Group Company or result in any present or future indebtedness of any Group Company becoming due and payable prior to its stated maturity.

2.     The UBOs

2.1     Each of the UBOs have full power and authority to enter into and perform each of the Acquisition Documents to which they are a party and each of the Acquisition Documents constitutes or will, when executed, constitute binding obligations on each of the UBOs in accordance with their terms.

2.2     No governmental, statutory, regulatory or other consents, licences, waivers or exemptions are required to empower the UBOs to enter into and to perform their obligations under the Acquisition Documents.

2.3     The UBOs are each citizens of the Russian Federation, entering into this Agreement in good faith to effect the sale of shares and not for any other purpose.

2.4     The spousal consents delivered by the UBOs to the Buyer pursuant to this Agreement were valid and legally binding when they were given and remain valid and legally binding.

3.     The Shares

3.1     The Seller is the sole legal and registered owner of the Initial Target Shares.

3.2     The UBOs are the sole beneficial owners of the Initial Target Shares.

3.3     There is no Encumbrance affecting the Initial Target Shares nor any agreement to create any and no Person has claimed to be entitled to any such things.

3.4     There are no existing, pending or to the knowledge of the Seller any threatened Disputes affecting any of the Target Shares or the Seller's ownership or entitlement to dispose of any of them. To the knowledge of the Seller, there are no circumstances which are likely to give rise to any such Disputes.

3.5     The Initial Target Shares constitute the entire issued share capital of the Target. The Initial Target Shares have been properly issued and allotted in accordance with all requirements of Law and are fully paid up.

4.     The Target

4.1     The Target is a limited liability company duly incorporated and validly existing under the laws of Malta.

4.2     The particulars set out in Schedule 2 relating to the Target are complete, accurate and not misleading.

4.3     Copies of the Constitutional Documents of the Target have been included in the Disclosure Bundle and are complete, accurate and not misleading. These set out all rights attaching to each class of shares or participatory interest (as applicable) of the Target.

4.4     There are no subsisting voting trusts, proxies, powers of attorney, shareholder agreements or other agreements in relation to the Target or the Shares.

4.5     The register of members and other registers contained in the statutory books of the Target have been properly kept and maintained in accordance with Law, are up to date and contain a complete and accurate record of the matters which should be dealt with in them. Neither of the Seller nor the Target has received any notice that any of them is incorrect or should be rectified.

4.6     The Target has not carried on any business other than the holding of Shares.

4.7     The Target does not own, occupy or use any real estate or material assets.

4.8     The Target has no employees and is not a party to any employment contracts.

4.9     The Target has not incurred any liability, contingent or otherwise.

4.10    Since its incorporation, the Target has not:-

(a)     had any subsidiary or subsidiary undertaking other than the Company;

(b)     held any legal or beneficial interest in any shares, participatory interest, securities or other interests in any other company or undertaking other than the shares, participatory interests or securities in the Company; or

(c)     been the subsidiary or subsidiary undertaking of any other company or undertaking other than the Seller.

4.11     On or before Phase 1 Completion, all debts and accounts between the Target and the Seller or any Related Person will have been duly paid and settled at a cost of no more than USD$50,000 (fifty thousand US Dollars).

4.12     The Target has not received or given any financial assistance in contravention of any Laws.

4.13     The Target has not received or performed any unlawful distribution in contravention of any Laws.

5.     The Company

5.1     The Target is the sole legal and beneficial owner of the entire issued share capital of the Company.

5.2     There is no Encumbrance affecting any shares of the Company, nor any agreement to create any, and no Person has claimed to be entitled to any of such things.

5.3     The Company is duly incorporated and validly existing under the Laws of the Russian Federation. No action has been or is being taken to render invalid the state registration of the Company, exclude the Company from the Uniform State Register of Legal Entities, liquidate the Company or do any equivalent action under Russian Law.

5.4     The particulars set out in Schedule 2 relating to the Company are complete, accurate and not misleading.

5.5     The Company does not carry out, has not at any time carried out or is not entitled to carry out any activities which could be deemed 'strategic activities' for the purposes of the Strategic Companies Law.

5.6     Copies of the Constitutional Documents of the Company have been included in the Disclosure Bundle and are complete, accurate and not misleading. These set out all rights attaching to each class of shares of the Company.

5.7     There are no material internal regulations of the Company other than those disclosed in the Disclosure Letter and included in the Disclosure Bundle.

5.8     The shareholders register of the Company is maintained by Closed Joint Stock Company "Registrator NIKoil", with the registered office at bdg. 1, 5, Posledniy pereulok, the City of Moscow, 107045 and registered number OGRN 1027700060607, acting on the basis of licence No. 10-000-1-00290 issued on June 17, 2003 in accordance with Law, is up to date and contains a complete and accurate record of the matters which should be dealt with in them. None of the Seller, Target or Company has received any notice of any matters being incorrect or needing to be rectified.

5.9     All the shares of the Company have been validly issued and are fully paid up, free of further capital contribution obligations and the paid up capital has not been repaid.

5.10    All the transactions with the shares of the Company have been executed and performed in accordance with the requirements of Law.

6.     Corporate Matters

6.1     Each Group Company has kept proper records of all resolutions and decisions of its members (shareholders, if applicable), minutes of general meetings of its members (shareholders, if applicable) and minutes of meetings and resolutions of its boards of directors.

6.2      Every document (including Tax Returns) which any Group Company is or was required by Law to deliver to any Authority has been duly delivered and was complete and accurate in all material respects.

6.3     No Group Company is or has agreed to become a member of any partnership, joint venture, consortium or other unincorporated association, nor has the Company entered into any agreement or arrangement for sharing commissions or other income.

6.4     There are no actual or contingent:-

(a)     outstanding securities convertible into or exchangeable for shares or participatory interests in the share capital of any Group Company; or

(b)     stock option, phantom stock, profit sharing, or similar rights with respect to any Group Company to which any Group Company is a party.

6.5     There is no contract, commitment, agreement, right or obligation of any kind to create any right of the kind mentioned in paragraph 6.4 above.

6.6     There are no agreements or other arrangements in force which:-

(a)     provide for the present or future issue, allotment, transfer, redemption or purchase of; or

(b)      accord to any Person the right (absolute or conditional) to call for the issue, allotment, transfer, redemption or purchase of,

any share or loan capital of any Group Company (including any option or right of pre-emption or conversion) to which any Group Company is a party.

6.7     Since 30 September 2011:-

(a)     no share capital of any Group Company has been:-

(i)     issued or allotted; or

(ii)     agreed to be issued or allotted,

whether conditionally or absolutely; and

(b)     no Group Company has undergone any capital reorganisation or change in its capital structure.

6.8     No shares in any Group Company are or have been listed on any stock exchange or regulated market.

6.9     No Group Company has net assets which are (or were) less than the minimum charter or share capital required by Law.

6.10     Each acquisition by a Group Company of its interest in the equity of any other Group Company, whether from any party outside the Group or pursuant to any reorganisation of the Group, was completed in compliance with Law.

6.11     No proposal has been made which is still outstanding or resolution adopted for the dissolution or liquidation of any Group Company, and to the knowledge of the Seller no circumstances exist which may result in the dissolution or liquidation of any Group Company.

6.12     No proposal has been made which is still outstanding or resolution adopted for a statutory merger, reorganisation, consolidation or division, or a similar arrangement relating to any Group Company under the Law of any applicable jurisdiction.

6.13     No Group Company is a single member company (as defined in paragraph 2 Part 2 Article 88 of the Civil Code of the Russian Federation).

6.14     There are not outstanding any authorities (express or implied) by which any Person (other than a director of a Group Company) may enter into any contract or commitment to do anything on behalf of the Group or a Group Company except for those indicated in the Disclosure Letter.

7.     Insolvency

7.1     No Insolvency Event has occurred in relation to or which may affect any Group Company. There are no circumstances which are likely to result in such an Insolvency Event.

7.2     No meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the liquidation or any similar event on account of insolvency of any Group Company.

7.3     No Group Company, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

7.4     No Group Company has entered into any formal debt settlement arrangement with all of its creditors.

7.5     There are no transactions capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any insolvency proceedings in relation to any Group Company or any part of its assets or undertaking (whether or not such proceedings have commenced) whether as transactions at an undervalue, fraudulent transactions against the interests of the creditors, preferences or paulian actions or similar concepts or legal principles.

8.     Dividends and distributions

No dividend or other distribution of profits or assets has been or has been agreed to be declared, made or paid by any Group Company at any time.

9.     Accounts

9.1     The accounts of the Group:-

(a)     were prepared in accordance with IFRS on a consistent basis; and

(b)     present fairly in all material respects and give a true and fair view of, the assets, liabilities and financial position of the Group as at 30 September 2011 and the results of the operations of the Group (including revenues, profits, losses, costs and expenditures) during the relevant financial year in accordance with IFRS.

9.2     The accounts of the Company:-

(a)     were prepared in accordance with IFRS on a consistent basis; and

(b)     present fairly in all material respects and give a true and fair view of, the assets, liabilities and financial position of the Company as at 30 September 2011 and the results of the operations of the Company during the relevant financial year in accordance with IFRS.

9.3     The accounts of the Target:-

(a)     were prepared in accordance with IFRS on a consistent basis; and

(b)     present fairly in all material respects and give a true and fair view of, the assets, liabilities and financial position of the Target as at 30 September 2011 and the results of the operations of the Target during the relevant financial year in accordance with IFRS.

9.4     All the accounting records of each Group Company are up to date, in its possession, and fully and accurately completed in accordance with Law and applicable principles and practices generally accepted in their respective jurisdictions.

9.5     Changes since 30 September 2011

Since 30 September 2011:-

(a)     the business of the Group has been carried on in the ordinary and usual course of business so as to maintain the same as a going concern;

(b)     there has been no Material Adverse Change in the turnover or the financial or trading position or prospects of the Group;

(c)     no resolution of the members of any Group Company has been passed, whether in general meeting or otherwise (other than any resolutions relating to the routine business of an annual general meeting);

(d)     the Group has not entered into any material obligations outside the ordinary and usual course of business; and

(e)     no part of the business of the Group has been affected by any abnormal factor not affecting similar businesses to a like extent.

10.     Bank accounts

The statement of the Group Companies' bank accounts and of the credit or debit balance on each of them annexed to the Disclosure Letter is correct, and no Group Company has any bank or deposit account (whether in credit or overdrawn) not included in that statement. Since the date of that statement there has not been any payment out of any of the accounts concerned except for routine payments in the ordinary and usual course of business.

11.     Funding

11.1     Full details of all Borrowings for each Group Company are contained in the Disclosure Bundle, including copies of all documents containing the relevant terms and conditions and the amounts outstanding and available.

11.2     There are no circumstances existing (including the entry into and performance of obligations under the Acquisition Documents) which:-

(a)     require repayment of any Borrowings of any Group Company prior to their stated maturity date (at the option of the lender or otherwise);

(b)     constitute an event of default under, or a breach of the terms of, any of the Borrowings of any Group Company; or

(c)     entitle the holder to enforce any Encumbrance created in relation to any of the Borrowings of a Group Company,

or will do so with the giving of notice or lapse of time or both.

11.3     Full details of all Encumbrances created by any Group Company to secure Borrowings are included in the Disclosure Bundle.

11.4     No Group Company has factored, discounted or securitised any of their receivables.

11.5     There is no outstanding guarantee, indemnity, surety or security given by any Group Company for the benefit of a Person other than a Group Company.

12.     Contracts

12.1     No contract of any Group Company:-

(a)     is of an unusual or abnormal nature or outside the ordinary and usual course of business; or

(b)     is for a fixed term of more than 24 (twenty four) months; or

(c)     is of a long-term nature (that is, unlikely to have been fully performed in accordance with its terms more than 24 (twenty four) months after the date on which it was entered into or undertaken); or

(d)     is a sale or supply of goods or services, which is of a loss-making nature (that is, likely to result in a loss to it on completion of performance); or

(e)     cannot readily be fulfilled or performed by it on time without undue or unusual expenditure of money, effort or personnel; or

(f)     has or is likely to have a material effect on the financial or trading position or prospects of the Group; or

(g)     is not of an entirely arm's length nature; or

(h)     requires the performance by the Group of any obligations outside the Russian Federation; or

(i)     involves payment by it of amounts determined by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency; or

(j)     involves or could involve acquisition or disposal of assets, the price of which exceeds 25% (twenty five per cent.) of the amount of the relevant Group Company's assets according to the balance sheet in the accounts of the Group; or

(k)     is a restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on or which in any way restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(l)     involves or is likely to involve material obligations or liabilities which by reason of their nature or magnitude ought reasonably to be made known to an intending buyer of the Shares, and for the purposes of this paragraph 12.1, "material" means with a value of income or expenditure in excess of USD$1,000,000 (one million US Dollars).

12.2     Each contract with a value of income or expenditure in excess of USD$2,000,000 (two million US Dollars) to which a Group Company is a party:-

(a)     has been duly authorised, executed and delivered by the relevant Group Company in all material respects; and

(b)     constitutes a valid and legally binding obligation of the relevant Group Company, in each case, enforceable in accordance with its terms, subject to limitations under applicable laws of bankruptcy or insolvency and other similar laws relating to or affecting creditors' rights.

12.3     The Group is subject to civil and commercial law with respect to its obligations under each of the agreements to which it is a party, and the execution, delivery and performance of each such agreement by it constitute private and commercial acts rather than public or governmental acts where applicable.

12.4     Under Russian Law, the Company has no immunity (sovereign or otherwise) from set-off under the jurisdiction of any court of the Russian Federation or any legal process in any court of the Russian Federation (whether through service of notice, attachment prior to Judgment, attachment in aid of execution, execution or otherwise).

12.5     No Group Company is, nor has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

12.6     No Group Company is, or has agreed to become, a party to any agreement or arrangement for sharing commissions or other income.

12.7     The transactions contemplated by the Acquisition Documents will not result in a breach of, or give any party the right to terminate or vary, or result in any Encumbrance under, any contract.

12.8     Save as disclosed in the Disclosure Letter, no Group Company is a party to any existing agreement or other existing arrangement which could be deemed to record or constitute an interested party transaction ('сделка, в совершении которой имеется заинтересованность') for the purposes of Russian Law.

13.      Licences

13.1     The Exploration and Production Licence has been issued to the Company in accordance with Russian Law and all relevant procedures for such issuance have been complied with.

13.2     The Company has taken all steps to ensure that the Exploration and Production Licence has been validly and legally issued.

13.3     There has been no material breach of the Exploration and Production Licence and, there are no facts, matters or circumstances which might in any way prejudice the continuation or renewal of the Exploration and Production Licence.

13.4     In addition to the Exploration and Production Licence each Group Company has obtained all licences, permissions, authorisations and consents, from any person, authority or body which are necessary or desirable for the carrying on of its business in the places and in the manner in which such business is carried on the Signing Date ("Ancillary Licence(s)").

13.5     All such Ancillary Licences, are in full force and effect, are not limited in duration or subject to any unusual or onerous condition or any condition which is personal to the Seller, Target or Company.

13.6     There has been no breach of any of the terms or conditions of any such Ancillary Licences and there are no facts, matters or circumstances which might in any way prejudice the continuation or renewal of any such Ancillary Licences.

13.7     No Group Company, the Seller nor any Person connected with them has done or caused to be done or omitted any action, matter or thing which could cause any licence, permission, authorisation or consent relevant to its operations not to be renewed or extended following its expiry date ("Expiry Date") and/or which would prevent the continuance under such licence, permission, authorisation or consent after the Expiry Date of the same operations as those currently included in the business plans of the Group.

13.8     No Person is or will be entitled to terminate or revoke the Exploration and Production Licence or any Ancillary Licence as a result of the entry into or performance of this Agreement or any of the transactions contemplated by this Agreement.

14.     Insurance

14.1     The Group maintains mandatory insurance policies of the types required under Russian Law.

14.2     All the assets of the Group of an insurable nature (including the Properties) have at all material times and are as at the Signing Date insured in amounts representing their full replacement or reinstatement value (with no provision for deduction or excess) against fire and other insurable risks normally insured (including terrorism) against by persons carrying on the same type of business as that carried on by the Group.

14.3     The Group is now and has at all material times been adequately insured against accident, damage, injury, third party loss (including, without limitation, product liability), loss of profits and other risks normally insured against by persons carrying on the same type of business as that carried on by the Group.

14.4     All policies of insurance effected by or for the benefit of the Group are currently in full force and effect and nothing has been done or omitted to be done which could make any such policy of insurance void or voidable or which is likely to result in an increase in premium.

14.5     All premiums payable in respect of insurance policies which have become due have been duly paid and no circumstances have arisen which would vitiate or permit the insurers to avoid such policies.

14.6     A copy of each policy of insurance effected by or for the benefit of the Group is attached to the Disclosure Letter. None of such policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.

14.7     The information in the Disclosure Letter with respect to the insurance policies is up to date and true and accurate in all respects.

14.8     No claim is outstanding or may be made under any such policies and no circumstances exist which could give rise to such a claim. Details of all claims made by the Company under any policy of insurance effected by it or for its benefit during the 5 (five) years prior to the Signing Date are disclosed in the Disclosure Letter.

15.     Assets, trading and stock

15.1     There is no pending action, suit, proceeding or claim by any third party challenging any Group Company's rights in or to any of its assets.

15.2     The Company is the legal and beneficial owner and has good and marketable ownership title to all assets included in its accounts or acquired by it since 30 September 2011 (except for any current assets sold or realised in the ordinary and usual course of business since 30 September 2011) and none of such assets is the subject of any Encumbrance.

15.3     No claim has been made by any Person to be entitled to any Encumbrance on or over any of the assets, property or undertaking of the Group.

15.4     There is no Dispute, directly or indirectly, between the Group and any Person relating to any of the assets of the Group.

15.5     The assets owned by the Group together with the services and facilities to which it has a contractual right comprise all the assets, services and facilities necessary or desirable for the carrying on of the business of the Group as now carried on.

15.6     Plant and machinery

(a)     The plant, machinery, vehicles and other equipment owned or used by the Group:-

(i)     are in a good state of repair and condition and in satisfactory working order and have been regularly and properly maintained in accordance with appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement;

(ii)     are capable of doing the work for which they were designed or purchased and are not to any material extent surplus to requirements; and

(iii)     are not dangerous or obsolete and are not in need of renewal or replacement.

(b)     Maintenance contracts are in full force and effect in respect of all assets of the Group which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Group is obliged to maintain or repair under any leasing or similar agreement.

(c)     The plant (fixed) assets register of the Group, a copy of which is attached to the Disclosure Letter, comprises a complete and accurate record of all the plant, machinery, vehicles and other equipment owned or used by the Group.

15.7     The debts receivable, including trade receivables, and other current receivables due to any Group Company, including Related Party Receivables:-

(a)     are reflected properly on the books of the Group;

(b)     are outstanding in accordance with the terms of the relevant contracts;

(c)     arose from valid sales and bona fide transactions in the ordinary course of the business; and

(d)     unless otherwise reserved for in the International Accounts will be collectible in full in the ordinary and usual course of business.

15.8     All Related Party Receivables will have been paid in full as at Phase 1 Completion.

16.     Disputes and Proceedings

16.1     No Disputes have been commenced or are pending against any Group Company.

16.2     There is no unfulfilled or unsatisfied Judgment outstanding against any Group Company.

16.3     No Group Company is party to any undertaking or assurance given to any court or government or governmental agency or regulatory body which is still in force.

16.4     No governmental or official investigation or inquiry concerning any Group Companies or any of their directors or employees is in progress or pending which is or would be reasonably likely to have a material adverse effect on the business of any Group Company as a result of their breach of Law and to the best of the knowledge, information and belief of the UBOs and executive management of the Company there are no facts, matters or circumstances which could give rise to any such investigation or inquiry other than routine or scheduled enquiries required by Law.

17.     Tax

17.1     No Group Company has any overdue Tax liabilities. No Group Company is overdue in the filing of any Tax Returns, reports and other information required to be filed by it with any appropriate Tax Authority. Each such Tax Return, report or other information was, when filed, accurate and complete in all material respects.

17.2     Except for the existing Tax claims disclosed in the Disclosure Letter, all amounts of Tax shown as due on such Tax Returns required to be filed by or on behalf of the Group as due from the Group have been fully and timely paid.

17.3     No Group Company has been involved in a Dispute by any Tax Authority with respect to any Tax due from or with respect to a Group Company or any Tax Returns filed by or with respect to a Group Company other than under the normal Tax audit procedures of the relevant jurisdiction. No such Tax audit is ongoing in respect of a Group Company.

17.4     All information, notices, accounts, statements, reports, computations, assessments and returns which ought to have been submitted, made or given to any relevant Tax Authority by any Group Company have been properly and duly so submitted, made or given, and all information, notices, accounts, statements, reports, computations, assessments and returns submitted, made or given to any Tax Authority are true and accurate and none of them is the subject of any Dispute or likely to become the subject of any dispute with any such Tax authority.

17.5     Each Group Company has within applicable time limits, kept and maintained complete and accurate records, invoices and other information in relation to any Tax as it is required or is prudent to keep and maintain. Such records, invoices and information form part of accounting arrangements that enable each Group Company's Tax liabilities to be calculated accurately in all material respects.

17.6     Each Group Company has kept and maintained complete and accurate records, invoices and other information in relation to all Tax losses which have been utilised by it and all Tax losses which are capable of being utilised by it in the future.

17.7     No Group Company is likely to become liable to pay, any interest, penalty, surcharge or fine relating to any Tax.

17.8     No Group Company is currently subject to any investigation or audit by any Tax Authority and no Group Company has received a notice to the effect that any such investigation or audit is planned and will take place after the Signing Date.

17.9     Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT.

18.     Compliance with Law

18.1      Each Group Company is conducting, and prior to the Completion Date has conducted, its business in compliance with the provisions of its organisational documents and Law and is not, and has not prior to the Completion Date been, in breach of any such provisions or Law in any material respect.

18.2     No Group Company has committed or omitted to do any act or thing which could give rise to any fine or penalty, nor is any Group Company a party to any agreement, practice or arrangement which in whole or in part:-

(a)     contravenes the Federal Law of the Russian Federation No. 208-FZ, dated December 26, 1995, On Joint Stock Companies (as amended), or the Federal Law of the Russian Federation No. 39-FZ, dated April 22, 1996, On Securities Market (as amended); and

(b)     Contravenes the Federal Law of the Russian Federation No. 135-FZ, dated July 26, 2006, On Protection of Competition (as amended), Strategic Companies Law, any other anti-trust, anti-monopoly, anti-cartel legislation, fair trading, consumer protection or similar legislation or regulations in any other jurisdiction where the Group carries on business or has any assets.

18.3     No Group Company is, and has been, the subject of any investigation by FAS or any other anti-trust Authority, nor has it contravened any undertakings given to any such Authority.

19.     Intellectual Property

No activities of any Group Company (or of any licensee under any licence granted by a Group Company) infringe or are likely to infringe any Intellectual Property Right of any third party and no claim has been made against any Group Company or any such licensee in respect of such infringement.

20.     Government Grants

All grants, loans or similar support arrangements to any Group Company have been Disclosed in the Disclosure Letter.

21.     Guarantees and indemnities

No Group Company has entered into any guarantee or agreement for indemnity or for suretyship in respect of any debt, liability or obligation of any third party.

22.     Insider contracts and arrangements

22.1     There is not now outstanding and there has not at any time been any contract or arrangement between a Group Company on the one hand and the Seller or any Related Person on the other hand.

22.2     The Group does not depend upon the use of any assets owned by, or facilities or services provided by the Seller or any Related Person.

23.     Defaults

No Group Company is, or will with the lapse of time become, in material default under any agreement to which it is a party and there are no facts, matters or circumstances which could give rise to any such default.

24.     Business names

No Group Company uses a name for any purpose other than its full corporate name.

25.     Data Protection

25.1     The Group has duly complied with all relevant requirements of any DP Law including, but not limited to, compliance with the following:-

(a)     the data protection principles established in the DP Law;

(b)     requests from data subjects for access to data held by it; and

(c)     the requirements relating to the notification of data controllers.

25.2     The Group has not received a notice or allegation alleging non-compliance with data protection principles.

25.3      The requisite consents and fair processing notices as required under DP Law have been obtained by the Group and provided to data subjects to enable data to be processed in connection with the Group's business.

26.     Questionable payments

26.1     None of the directors, officers, employees, agents or other Persons acting on behalf of a Group Company has been party to:-

(a)     the use of any assets of a Group Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such asset; or

(b)     the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; or

(c)     the making of any false or fictitious entries in the books or records of a Group Company; or

(d)     the making of any unlawful payment.

26.2     The Group's assets do not include any property acquired under illegal transactions or by illegally obtained funds.

26.3     During the 5 (five) years preceding the date of Phase 1 Completion, neither the Seller nor any Group Company, nor any Representatives have, directly or indirectly, offered, paid, promised to pay or authorised the payment of, any money or other thing of value (including travel, gifts or entertainment) to any officer, employee or representative (regardless of whether or not the individual has decision-making power) of any customer or Government Official for purposes of:-

(a)     influencing any act or decision of any customer or any Government Official;

(b)      inducing any customer or Government Official to do or omit to do any act in violation of the lawful duty of such Person or Government Official; or

(c)     inducing such Government Official to use his or her influence with a governmental Authority or Government Official thereof to affect or influence any act or decision of such governmental Authority or Government Official, in order to assist the Seller, the Company or any of their respective Representatives in obtaining or retaining business or in connection with obtaining or retaining any permits, licences, approvals, inspections, tax relief, zoning, shipping or obtaining any other improper advantage in respect of the business of the Company.

26.4     During the 5 (five) years preceding the date of Phase 1 Completion, neither the Seller nor any Group Company, nor any of their respective Representatives have paid, offered or promised to pay or authorised the payment of, directly or indirectly, and will not pay offer or promise to pay or authorise the payment of, directly or indirectly, any monies or anything of value, including without limitation side payments, discounts or rebates of any form in exchange for the purchase of the Group's products or services to any person other than the person taking legal title to the product objectively contemplated by the sale as the recipient or being end user of the service.

27.     Management reports

There have been no reports concerning the Company by financial or management consultants within the period of 3 (three) years prior to Signing Date.

28.     Employment

28.1     Employees and Terms of Employment

(a)     The Disclosure Letter sets out a list of all the directors and employees of the Group together with full particulars of the date of commencement of employment, period of continuous employment, job description or grade, age, salary and all material benefits provided and the applicable terms and conditions of employment of all such directors and employees of the Group. All such information is true, complete and accurate.

(b)     No director or employee who is in receipt of remuneration in excess of USD$100,000 (one hundred thousand US Dollars) per annum has given notice to the Group terminating his contract of employment which is outstanding as at Signing Date.

28.2     Compliance

(a)     In relation to each of its employees, each Group Company has complied in all material respects with Law and their terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees or any recognised trade union.

(b)     The Group has taken every reasonable step to ensure that records held in respect of its employees comply with the requirements of DP Law and in respect of any other jurisdiction any laws relating to the use, control and dissemination of information and records relating to employees.

(c)     All the Company's employees have been informed against their signatures on the content of all internal policies adopted by the Company (including internal rules of labour conduct and on personal data).

(d)     the Company's employees who work in areas with harsh climatic conditions are paid compensations for such work the amounts of which are not lower than those established by the Labour Code of the Russian Federation and the applicable regulations.

(e)     The employment agreements of the Company's employees include all the conditions required under the Labour Code of the Russian Federation and other applicable laws.

(f)     the Company has provided for the medical examination of the employees working in dangerous and hazardous conditions in accordance with the requirements of the Labour Code of the Russian Federation and the applicable regulations.

(g)     the Company has provided for the assessment of all the workplaces in accordance with the requirements of the Labour Code of the Russian Federation and the applicable regulations.

28.3     Employment Claims

(a)     There are no legal or other proceedings between any Group Company and any director or employee or consultant or former director or employee or consultant, nor are any such proceedings pending or threatened.

(b)     In the 12 (twelve) months preceding this Agreement, no prescription notice or decision imposing an administrative liability has been served on the Group in connection with the conduct of its business by any Authority responsible for labour protection, or health and safety.

28.4     Redundancies

(a)     The Group has not served any notice of termination, dismissal or redundancy to any of its employees which is outstanding as at the Signing Date.

(b)     There are no severance, redundancy or other similar agreements or schemes conferring any entitlement on any of the directors and employees of the Group to receive any payment on the termination of their employment (except for contractual notice pay).

28.5     Collective Agreements

The Group has not entered into any collective agreement or arrangement with nor does it recognise a trade union, works council, staff association or other body representing any of its employees nor has it done any act which might be construed as recognition.

29.     Properties

29.1     Properties

(a)     The Properties comprise all the land and buildings occupied or otherwise used in connection with the business of the Group and all the estate, interest, right and title whatsoever (including interests in the nature of options and rights in the nature of contractual licences relating to real estate) of the Group in respect of any land or premises. The particulars of the Properties shown in Schedule 12 are true and correct.

(b)     The land allotment with regard to final boundaries of the land plot of 149,718 ha, in the status of a geologic allotment located 120 km south-east from the city of Bilibino, Chukot Autonomous Area, used by the Company under license No. АНД 00948 БЭ, has been duly completed in accordance with the requirements of Russian Law.

(c)     The Forestry Plots Lease Agreement No. 4-ЛФ concluded by and between the Company and the Department of agricultural politics and subsoil use of the Chukot Autonomous Area on April 12, 2011 has been duly registered with the Uniform State Register of the Rights to Immovable Property and Transactions Therewith.

29.2     Land Law

(a)     The use of each of the Properties complies with the requirements of Law.

29.3     Statutory Obligations

(a)     The Company has complied with all applicable Law in relation to the Properties.

29.4     Rental Agreements

There are no rental agreements relating to the Properties other than those Disclosed.

30.     Environmental Matters

30.1     Each Group Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Group Company has received, any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Substances, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health and safety liabilities with respect to any property or asset (whether real or tangible) in which any Group Company has or had an interest, or with respect to any Hazardous Facility in which any Group Company has or had an interest, and there is no basis to expect any actual or threatened order, notice or other communication from any Authority of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health and safety liabilities with respect to any property or asset.

30.2     No Group Company has or had an interest in, or operated any Hazardous Facility.

30.3     There are no pending or, to the knowledge of the Seller, or any Group Company, threatened claims, Encumbrances, or other restrictions of any nature resulting from any environmental, health and safety liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Properties owned or used by any Group Company.

30.4     There are no Hazardous Substances present on or in the Environment at any Properties owned or used by any Group Company or at any geologically or hydrologically adjoining property. No Group Company has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any property owned or used by any Group Company except in full compliance with any applicable Environmental Law.

Schedule 9
CORE WARRANTIES

1.     The Target

1.1     The Target is a limited liability company duly incorporated and validly existing under the laws of Malta.

1.2     The register of members and other registers contained in the statutory books of the Target have been properly kept and maintained in accordance with Law, are up to date and contain a complete and accurate record of the matters which should be dealt with in them.

1.3     The Target has not carried on any business other than the holding of the Company's Shares.

1.4     The Target does not own, occupy or use any real estate or material assets.

1.5     The Target has no employees and is not a party to any employment contracts.

1.6     The Target has not received or performed any unlawful distribution in contravention of any Laws.

2.     The Company

2.1     The Target is the sole legal and beneficial owner of the entire issued share capital of the Company.

2.2     There is no Encumbrance affecting any shares of the Company, nor any agreement to create any, and no Person has claimed to be entitled to any of such things.

2.3     The Company is duly incorporated and validly existing under the Laws of the Russian Federation. No action has been or is being taken to render invalid the state registration of the Company, exclude the Company from the Uniform State Register of Legal Entities, liquidate the Company or do any equivalent action under Russian Law.

2.4     The shareholders register of the Company or maintained by Closed Joint Stock Company "Registrator NIKoil", (with the registered office at bdg. 1, 5, Posledniy pereulok, the City of Moscow, 107045 and registered number OGRN 1027700060607, acting on the basis of licence No. 10-000-1-00290 issued on 17 June 2003 in accordance with Law), is up to date and contains a complete and accurate record of the matters which should be dealt with in them.

2.5     All the transactions with the shares of the Company have been executed and performed in accordance with the requirements of Law.

3.     Corporate Matters

3.1     Each Group Company has kept proper records of all resolutions and decisions of its members (shareholders, if applicable), minutes of general meetings of its members (shareholders, if applicable) and minutes of meetings and resolutions of its boards of directors.

3.2     There are no actual or contingent:-

3.2.1     outstanding securities convertible into or exchangeable for shares or participatory interests in the share capital of any Group Company; or

3.2.2     stock option, phantom stock, profit sharing, or similar rights with respect to any Group Company to which any Group Company is a party.

3.3     There is no contract, commitment, agreement, right or obligation of any kind to create any right of the kind mentioned in paragraph 3.2 above.

3.4     There are no agreements or other arrangements in force which:-

3.4.1     provide for the present or future issue, allotment, transfer, redemption or purchase of; or

3.4.2     accord to any Person the right (absolute or conditional) to call for the issue, allotment, transfer, redemption or purchase of,

any share or loan capital of any Group Company (including any option or right of pre-emption or conversion) to which any Group Company is a party.

3.5     No proposal has been made which is still outstanding or resolution adopted for the dissolution or liquidation of any Group Company, and to the knowledge of the Seller no circumstances exist which may result in the dissolution or liquidation of any Group Company.

4.     Compliance with Law

4.1     Each Group Company is conducting, and prior to the Completion Date has conducted, its business in compliance with the provisions of its Constitutional Documents and Law and is not, and has not prior to the Completion Date been, in breach of any such provisions or Law in any material respect.

5.     Licences

5.1     The Exploration and Production Licence has been issued to the Company in accordance with Russian Law and all relevant procedures for such issuance have been complied with.

5.2     The Company has taken all steps to ensure that the Exploration and Production Licence has been validly and legally issued.

5.3     There has been no material breach of the Exploration and Production Licence and, there are no facts, matters or circumstances which might in any way prejudice the continuation of the Exploration and Production Licence.

Schedule 10
BUYER'S WARRANTIES

1.     The Buyer is duly incorporated and validly existing under the Laws of its country of incorporation.

2.     The Buyer has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under each of the Acquisition Documents.

3.     No Insolvency Event has occurred in relation to the Buyer.

4.     Each of the Acquisition Documents constitutes, or will when executed constitute, legal, valid and binding obligations on the Buyer in accordance with their respective terms.

5.     The execution and delivery of and the performance by the Buyer of its obligations under each of the Acquisition Documents will not in relation to it:-

5.1     result in a breach of any provision of its memorandum or articles of association;

5.2     result in a breach of, or constitute a default under, any:-

(a)     agreement, licence or other instrument;

(b)     Judgment; or

(c)     applicable Laws or regulations in any relevant jurisdiction; and/or

5.3     require the Buyer to obtain approval from any Authority, or give any notice to or make any registration with, any Authority which has not already been obtained or made.

6.     In respect of the Sharprock Swap Shares:-

6.1     there will be no restrictions or limitations of any kind on the Buyer's capacity or rights to issue, allot and transfer title to the Sharprock Swap Shares to the Seller in accordance with clause 6;

6.2     all consents (whether from the board of directors or otherwise) and procedures in respect of the issue of the Sharprock Swap Shares to the Seller will be obtained, followed and/or waived so that the Seller obtains full and effective legal title to the Sharprock Swap Shares; and

6.3     the Sharprock Swap Shares will be allotted and issued with full title guarantee free from any Encumbrances.

Schedule 11
LICENCE INDEMNITY

The UBOs agree jointly and severally to indemnify and keep indemnified the Buyer on demand against any and all Foreseeable Losses and reasonable expenses (including reasonable legal and other advisers' or consultants' fees) suffered by the Buyer and/or any Group Company arising from, caused by, relating to or in connection with any suspension, early termination, or revocation, restriction or limitation by Rosnedra or any other Authority of the Exploration and Production Licence arising from, or caused by, an event, circumstance, occurrence, action or omission which occurred prior to Completion including damage to the Environment (together the "Licence Indemnity") other than any restriction or limitation expressly approved in writing by the Buyer.

Schedule 12
ENVIRONMENTAL INDEMNITY

The UBOs agree jointly and severally to indemnify and keep indemnified the Buyer on demand against:-

1.     any and all Foreseeable Losses and reasonable expenses (including reasonable legal and other advisers' or consultants' fees) suffered by the Buyer and/or any Group Company arising out of, related to or caused by any of the following:-

1.1     failure by any Group Company to have obtained or maintained in full force and effect all permits, authorisations and approvals required under applicable Environmental Laws or failure to have complied with their respective requirements;

1.2     any administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceeding relating to Environmental Laws against any Group Company;

1.3     any order for clean-up or remediation, or an action, suit, or proceeding by any Person or any Authority, against or affecting any Group Company relating to Environmental Laws;

1.4     the Environment at any property owned or occupied by any Group Company being contaminated by a Hazardous Substance otherwise than in compliance with Environmental Laws;

1.5     any emission, discharge, migration, percolation or escape of any Hazardous Substance into the Environment at, on, under or from any property owned or occupied by any Group Company otherwise than in compliance with Environmental Laws;

1.6     any deposit, treatment, storage, treatment, recycling, transfer or transportation or disposal of Hazardous Substances in the Environment at any property owned or occupied by any Group Company otherwise than in compliance with Environmental Law;

1.7     the failure to comply with Law in relation to the operation of any Hazardous Facilities; and

1.8     any damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Encumbrances or losses due to a failure by any Group Company comply fully with Environmental Law, where all such events, circumstances, occurrences, actions or omissions relate to a period prior to the Completion Date ("Environmental Indemnity").

Schedule 13
GENERAL INDEMNITIES

The UBOs agree jointly and severally to indemnify and keep indemnified and hold harmless, upon demand by the Buyer, from and against all or any Foreseeable Losses (including all legal and other costs, charges and expenses), arising from or in connection with:-

1.     Transfer of shares

1.1     any failure by the Seller and any of the UBOs to sell the full beneficial and legal interest, or the Target to issue and allot the full beneficial and legal interest, in the relevant Target Shares to the Buyer with full title guarantee free from all Encumbrances and third party rights or claims and with all attached or accrued rights pursuant to the terms of this Agreement;

1.2     any irregularity relating to the transfer of any Target Shares to the Seller by any their former owner(s);

1.3     any irregularity or defect in title relating to the transfer of the Company's Shares to the Target by any of their former owner(s) and/or the ownership of the entire issued share capital of the Company by the Target;

2.     Shares in a Group Company

2.1     any claims related to the payment in full of the statutory capital of a Group Company and/or the issue and allotment of the shares of a Group Company;

2.2     any claims related to the declaration and/or payment of dividends and relevant Taxes by any Group Company;

2.3     any defect in or Encumbrance with respect to the shares of a Group Company, the title to any of the shares in a Group Company which results directly or indirectly from any act or omission on the part of the Target or the Seller;

2.4     any circumstance which results directly or indirectly from any act or omission on the part of the Target or the Seller which may involve rendering invalid the registration of a Group Company, or exclusion from the respective register, or liquidation of a Group Company upon a claim of any Authority or equivalent action under the Law;

3.     Taxation

3.1     a Group Company having failed to file with the Tax Authority all necessary Tax Returns, declarations, reports, information returns and statements required to be filed by it for the purposes of, or in connection with, Taxes which are due on or prior to Phase 1 Completion;

3.2     a Tax Return not being in all respects true, complete and correct and filed on a timely basis;

3.3     a Group Company not having, within the time and in the manner prescribed by Law, paid or made full provision for all Tax that is due and payable on or prior to Phase 1 Completion;

3.4     any deficiency in relation to Tax that has been proposed, asserted or assessed against a Group Company and any delinquencies in the payment of any Tax which exists for and for which a Group Company could be liable prior to Phase 1;

3.5     any Encumbrances for Tax on the property and assets of Group Company or any arrest of the bank accounts of Group Company, arising from acts, facts or circumstances existing on or prior to Phase 1 Completion;

3.6     any Group Company having failed to comply in any manner with all applicable Law, relating to Tax;

3.7     any state, regional, local or foreign audits or other administrative proceedings or court proceedings which are presently pending or are threatened with regard to any Tax or Tax Returns; and

3.8     any Group Company having, on or prior to Phase 1 Completion or during the 3 (three) years prior to Phase 1 Completion, entered into any transaction with either the other Group Company or any third party under which the price of the goods or works or services deviates for more than 20% (twenty per cent.) of the market price for such goods, works or services, respectively;

except in each case as set out in paragraphs 3.1 to 3.8 above such matters as are Disclosed in the Disclosure Letter.

4.     Property

4.1     any claim with respect to deficiencies of the Company's title to the Properties or other assets of the Company, or Encumbrances on such Properties or assets, or in connection with relevant payments to the state, regional or local budgets made or to be made in relation to such Properties or assets or other statutory obligations with respect to the Properties or assets which occurred prior to the Signing Date;

4.2     any claim, order, prescription, decision or other act issued by any Authority in connection with any Land Permissions that imposes or could involve imposing of fines or penalties on the Company or otherwise impacts its business operations arising from acts, facts or circumstances existing on or prior to the Signing Date.

5.     Liabilities

5.1     any claim in respect of any agreements or other arrangements entered into by the Company which could be deemed to record or constitute:-

(a)     an interested party transaction ('сделка, в совершении которой имеется заинтересованность');or

(b)     a major transaction ('крупная сделка'); or

(c)     a suspicious transaction; or

(d)     a transaction involving preferences to certain creditors of the Company over the other creditors for the purposes of Russian Law;

5.2     any claim in connection with a failure by any Group Company to provide for mandatory insurance as required by the Law;

5.3     all or any liabilities of any Group Company existing on the Signing Date for obligations or defaults of any third party other than a Group Company.

6.     Compliance with Law

6.1     any act or omission of any Group Company that contravenes:-

(a)     Federal Law No. 208-FZ, dated December 26, 1995, On Joint Stock Companies (as amended), or Federal Law No. 39-FZ, dated April 22, 1996, On Securities Market (as amended);

(b)      Federal Law No. 135-FZ, dated July 26, 2006, On Protection of Competition (as amended), Strategic Companies Law, any other anti-trust, anti-monopoly, anti-cartel legislation, fair trading, consumer protection or similar legislation or regulations in any other jurisdiction where the Group carries on business or has any assets;

(c)     DP Law or the Labour Code of the Russian Federation;

which has given rise or could give rise to any fine or penalty on any Group Company or has resulted in or could result in issuing by any Authority of any order, prescription, decision or other act that could have a material adverse effect on any Group Company's business operations; and

6.2     subject to those matters which are Disclosed in the Disclosure Letter, any breach of Law which is likely to have a material adverse effect on the Group.

Schedule 14
ACTION PENDING
PHASE 1 AND PHASE 2 COMPLETIONS

1.     The Seller shall procure that no member of the Group shall at any time prior to Phase 1 and Phase 2 Completion without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed):-

1.1     do, allow or procure any act or omission which would constitute or give rise to a breach of any Warranty if such Warranty were to be repeated at any time before Completion by reference to the facts and circumstances then existing; or

1.2     pass any resolution of the members (or in general meetings) of the Target and/or the Company, whether in general meeting or otherwise or enter into any agreement to the like effect; or

1.3     authorise or incur any capital expenditure in excess of USD$1,500,000 (one million five hundred thousand US Dollars) per item or USD$5,000,000 (five million US Dollars) in aggregate or agree to do so; or

1.4     incur or agree to incur any liability in excess of USD$1,500,000 (one million five hundred thousand US Dollars) except in the ordinary and usual course of business; or

1.5     do, allow or procure any act or omission which would adversely affect the Exploration and Production Licence or any Ancillary Licences; or

1.6     sell, lease, assign or otherwise transfer or dispose of any asset or any interest therein or agree to do so, involving a consideration in excess of USD$1,500,000 (one million five hundred thousand US Dollars) per item or USD$5,000,000 (five million US Dollars) in aggregate; or

1.7     create or agree to create any Encumbrances on or over all or any material part of its assets, property or undertaking; or

1.8     amend, terminate or enter into or agree to amend, terminate or enter into any Material Contract to which it is a party except in the ordinary and usual course of business; or

1.9     remove any of its directors or appoint any new director; or

1.10   employ or agree to employ or offer to employ any new employee with an annual remuneration of more than USD$100,000 (one hundred thousand US Dollars); or

1.11   vary or agree to vary the terms and conditions of service (including, without limitation, the remuneration, bonuses, commissions and other benefits) of any of its directors or employees; or

1.12   amend or terminate or agree to amend or terminate any consultancy agreement to which it is a party or engage any new consultant or agree to do so; or

1.13   sell, transfer or otherwise dispose of any of the Properties or any interest in any of the Properties or agree to do so; or

1.14   pay any management charge or service charge or consultancy or other fee to the Seller or any Related Person or agree to do so; or

<PAG>

1.15   make, declare or pay any dividend or other distribution; or

1.16   create, allot or issue or purchase or redeem any of its share or loan capital or acquire any shares in any other company or agree to do so; or

1.17   amend, terminate or enter into or agree to amend, terminate or enter into any agreement or arrangement between any member of the Group on the one hand and the Seller and/or all or any Related Persons and/or any director, officer, employee or consultant of any member of the Group on the other hand, except (in each case) where such actions are required:-

(a)   to comply with the obligations contemplated by this Agreement; and/or

(b)   for the due performance or the obligations in this Agreement or the Shareholders Agreement.

2.   The Seller shall procure that, pending Phase 1 Completion:-

2.1   the Buyer and its directors, officers, employees, agents and advisers shall be given full access upon reasonable notice to all premises of each member of the Group and to the books and records and databases of each member of the Group (including, without limitation, all books of account, statutory books, minute books, contracts, documents of title and other evidence of ownership of its assets, supplier lists, leases, customer lists and price lists) together with the right to take copies; and

2.2   the Buyer shall be entitled to attend (through up to 2 (two) representatives) all board meetings of any member of the Group (reasonable notice of which shall be given to the Buyer).

Schedule 15
PROPERTIES

All real estate presently occupied by the Company.

Schedule 16
GUARANTEE OBLIGATIONS

1.   In consideration of the Buyer entering into this Agreement, the UBOs (each as a primary obligor and not merely as surety) unconditionally and irrevocably jointly and severally guarantee as continuing obligations the proper and punctual performance and observance by the Seller of all of its obligations under or pursuant to this Agreement or any agreement or document entered into pursuant to this Agreement (including, without limitation, the payment of all amounts payable to the Buyer) on the terms and subject to the limitations under which such obligations operate under the relevant document.

2.   The UBOs shall jointly and severally indemnify and keep indemnified the Buyer on demand against all losses, liabilities, claims, costs, demands or expenses suffered or incurred by the Buyer as a result of the failure by the Seller and/or the Target and/or the UBOs to observe or perform any of its/their obligations under this Agreement or any agreement or document entered into pursuant to this Agreement.

3.   Each of the UBOs' liability under this guarantee shall not be affected, discharged, modified or impaired by:-

(a)     any amendment to or variation of this Agreement except for a specific written amendment or variation which refers specifically to this Schedule 16;

(b)     any release, waiver or time or other indulgence granted to the Seller, the Target or any third party;

(c)     any insolvency, liquidation, administration, receivership or winding-up or dissolution of the Seller or the Target;

(d)     any act, omission, event or circumstance which causes any of the obligations of the Seller or the Target to be or become void, voidable, invalid or unenforceable for any reason;

(e)     any change of control or sale of the Seller or the Target; or

(f)     any other act or omission or any other event or circumstance (whether or not known to the Buyer) which would or might (but for this clause (f)) operate to impair or discharge the UBOs' liability under this guarantee.

4.     Each of the UBOs shall make the payments due from them under this guarantee on an after-Tax basis in full, without any deduction or withholding in respect of any claim (whether by way of set-off, counterclaim or otherwise) asserted from time to time by the Seller or the Target against the Buyer or under or pursuant to this Agreement or any agreement or document entered into pursuant to this Agreement, or in respect of any other matter or thing, except as required by Law.

5.     The Buyer may claim under this guarantee without making any claim or taking any proceedings against the Seller or the Target or taking any action to claim under or enforce any other right or security or other guarantee which it may hold from time to time in respect of the obligations of the Seller or the Target under this Agreement or any agreement or document entered into pursuant to this Agreement.

6.     This guarantee shall remain in force and effect until each of the Seller and the Target has performed, observed and discharged all of its obligations under or pursuant to this or any agreement or document entered into pursuant to this Agreement.

Schedule 17
CONDUCT OF THIRD PARTY CLAIMS

The following limitations will apply to the conduct of a Third Party Claim (but not any other matter or claim) related to the Warranties and Core Warranties:-

1.     If the Buyer becomes aware of a matter which is reasonably likely to give rise to a Third Party Claim the Buyer will promptly give notice to the Seller of the matter and will consult with the Seller with respect to such matter;

2.     The Seller will have the right to conduct any Third Party Claim with counsel of its choice reasonably satisfactory (consent not to be unreasonably withheld or delayed) to the Buyer provided that:-

(a)     the Seller notifies the Buyer in writing that it wishes to assume conduct of the Third Party Claim within 21 (twenty one) Business Days after the Buyer has given notice to the Seller of the Third Party Claim pursuant to paragraph 1 above and pending such notice the Buyer will direct the conduct of the Third Party Claim;

(b)     each of the UBOs indemnifies and holds harmless the Buyer and the Group Companies from and against the entirety of any Foreseeable Losses resulting from the conduct of such Third Party Claim by the Seller, court costs and reasonable attorneys' fees and expenses the Buyer or the Group Companies may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (the "Adverse Warranty Conduct Consequences"); and

(c)     the Seller conducts the defence of the Third Party Claim actively and diligently.

3.     So long as the Seller is conducting the defence of the Third Party Claim:-

(a)     the Buyer and/or the Group Companies may retain separate counsel (the "Independent Counsel") at their sole cost and expense in connection with the Third Party Claim provided however that although the Seller will retain full control over the defence of the Third Party Claim their counsel will:-

(i)     keep the Independent Counsel fully informed of all relevant matters relating to such legal action on a timely basis (including, without limitation, any proposed settlement or Judgment); and

(ii)     give the Independent Counsel full access to all relevant documentation relating to such Third Party Claim including, without limitation, correspondence, court filings and opinions; and

(b)     the Seller will not consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed.

4.     If any of the conditions in paragraphs 2 and 3 above are not or cease to be satisfied:-

(a)     the Buyer and/or Group Companies may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, the Third Party Claim in any manner the Buyer and/or Group Companies reasonably may deem appropriate (and the Buyer needs not consult with, or obtain any consent from, the Seller);

(b)     each of the UBOs will remain responsible for any Adverse Warranty Conduct Consequences the Buyer and/or Group Companies may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.

5.     If the Seller elects to assume the defence of a Third Party Claim then the Seller will be deemed conclusively to have accepted for the purposes of this Agreement that any Claim relating to such Third Party Claim is within the scope of a Claim and subject to compensation and/or indemnification, as applicable, in accordance with this Agreement but will not be required to pay:-

(a)     the reasonable costs of defending against the Third Party Claim; or

(b)     the Foreseeable Losses arising from the Third Party Claim,

until the amount is finally quantified or determined in the relevant court proceedings or the subject of a settlement agreement.

6.     The Seller will not be entitled to assume control of the conduct of any proceedings if:-

(a)     the Third Party Claim arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or

(b)     the Third Party Claim involves an injunction or equitable relief which is granted against any Group Company until such injunction or equitable relief is discharged; or

(c)     the Third Party Claim involves an application for an injunction or equitable relief against the Buyer.

Schedule 18
CONDUCT OF THIRD PARTY INDEMNITY CLAIMS

The following limitations will apply to the conduct of a Third Party Indemnity Claim (but not any other matter or claim) in respect of the Indemnities:-

1.     If the Buyer becomes aware of a matter which is reasonably likely to give rise to a Third Party Indemnity Claim the Buyer will promptly give notice to the Seller of the matter and will consult with the Seller with respect to such matter;

2.     The Seller will have the right to conduct any Third Party Indemnity Claim with counsel of its choice reasonably satisfactory (consent not to be unreasonably withheld or delayed) to the Buyer provided that:-

(a)     the Seller notifies the Buyer in writing that it wishes to assume conduct of the Third Party Indemnity Claim within 21 (twenty one) Business Days after the Buyer has given notice to the Seller of the Third Party Claim pursuant to paragraph 1 above and pending such notice the relevant Group Company will direct the conduct of the Third Party Indemnity Claim;

(b)     each of the UBOs indemnifies and holds harmless the Buyer and the Group Companies from and against the entirety of any Foreseeable Losses, matters and steps and omissions and other consequences resulting from the conduct of such Third Party Indemnity Claim by the Seller together with court costs and reasonable attorneys' fees and expenses the Buyer or the Group Companies may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Indemnity Claim (the "Adverse Indemnity Conduct Consequences"); and

(c)     the Seller conducts the defence of the Third Party Indemnity Claim actively and diligently.

3.     So long as the Seller is conducting the defence of the Third Party Indemnity Claim:-

(a)     the Buyer and/or the Group Companies may retain an Independent Counsel at their sole cost and expense in connection with the Third Party Indemnity Claim provided however that although the Seller will retain full control over the defence of the Third Party Indemnity Claim their counsel will:-

(i)     keep the Independent Counsel fully informed of all relevant matters relating to such legal action on a timely basis (including, without limitation, any proposed settlement or Judgment); and

(ii)     give the Independent Counsel full access to all relevant documentation relating to such Third Party Indemnity Claim including, without limitation, correspondence, court filings and opinions; and

(b)     the Seller will not consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Indemnity Claim without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed.

4.     If any of the conditions in paragraphs 2 and 3 above are not or cease to be satisfied:-

(a)     the Buyer and/or Group Companies may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, the Third Party Indemnity Claim in any manner the Buyer and/or Group Companies reasonably may deem appropriate (and the Buyer needs not consult with, or obtain any consent from, the Seller);

(b)     each of the UBOs will remain responsible for any Adverse Indemnity Conduct Consequences the Buyer and/or Group Companies may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Indemnity Claim.

5.     If the Seller elects to assume the defence of a Third Party Indemnity Claim then the Seller will be deemed conclusively to have accepted for the purposes of this Agreement that any Claim relating to such Third Party Indemnity Claim is within the scope of a Claim and subject to compensation and/or indemnification, as applicable, in accordance with this Agreement but will not be required to pay:-

(a)     the reasonable costs of defending against the Third Party Indemnity Claim; or

(b)     the Foreseeable Losses arising from the Third Party Indemnity Claim,

until the amount of the Third Party Indemnity Claim is finally quantified or determined in the relevant court proceedings or the subject of a settlement agreement.

6.     The Seller will not be entitled to assume control of the conduct of any proceedings if:-

(a)     the Third Party Indemnity Claim arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or

(b)     the Third Party Indemnity Claim involves an injunction or equitable relief which is granted against any Group Company until such injunction or equitable relief is discharged; or

(c)     the Third Party Indemnity Claim involves an application for an injunction or equitable relief against the Buyer.

Schedule 19
FINANCIAL LIABILITY AND TIME LIMITS FOR WARRANTIES, CORE WARRANTIES AND INDEMNITIES

The following limitations will apply to the Warranties, Core Warranties and Indemnities:-

1.     the liability of the UBOs will be joint and several but their aggregate liability for Claims or pursuant to the Indemnities will not exceed the sums paid by the Buyer pursuant to the terms of this Agreement.

2.     The UBOs will only be liable to make payment for Claims or pursuant to the Indemnities where the aggregate amount of such liabilities exceeds USD$250,000 (two hundred and fifty thousand Dollars) which will be a deductible and the UBOs will only be liable for the amount of such liabilities to the extent that they exceed in aggregate USD$250,000 (two hundred and fifty thousand Dollars).

3.     The UBOs will not be liable in respect of any Claim or pursuant to the Indemnities unless the Buyer has served on them a written notice containing reasonable details of the Claim or pursuant to the Indemnities before whichever be the earlier of :-

(a)     the date on which the auditors of the Company issue their signed audit certificate in respect of the accounts of the Company for the accounting year ended 31 December 2012 for the Company; or

(b)     1 June 2013.

4.     The UBOs will not be liable to pay damages or other compensation more than once in respect of any claim under the Warranties, Core Warranties and Indemnities so that there will be no double counting in respect of any such damages or other compensation.

5.     The UBOs will be entitled to compensate the relevant Group Company for any matter which has been the subject of a Third Party Claim and/or a Third Party Indemnity Claim (but not any other matter) by paying the full amount of the loss and related costs to the relevant Group Company on an after-Tax basis together with all related costs and expenses so that the relevant Group Company is fully indemnified and held harmless against such loss and related costs.

Such payments must be made prior to the Buyer commencing proceedings pursuant to this Agreement in respect of the relevant amounts otherwise the entitlement to make such payments by the UBOs will cease to have effect and their entitlement to make such payments will lapse after such proceedings are commenced.

6.     In relation to any claim pursuant to the Warranties or the Core Warranties or the Indemnities which is not a Third Party Indemnity Claim or a Third Party Warranty Claim (other than in respect of title to Shares), the Buyer will be obliged to commence proceedings for such claim no later than the second anniversary of the date on which notice of such claim is served on the Seller.

Schedule 20
PUT OPTION

1.     Put Option

1.1     The Buyer grants to the Seller and the UBOs together an option (the "Put Option") to require the Buyer to purchase all of the Remaining Union Shares on the following terms of this Schedule 20.

1.2     The sale of the Remaining Union Shares by the Seller and the UBOs will be:-

(a)     with full title guarantee;

(b)     free from all Encumbrances;

(c)     together with all rights of any nature that attach or which may at any time become attached to them, including:-

(i)     the right to receive all dividends and distributions declared, paid or made by the Target after the relevant Completion Date; and

(ii)     the right to receive any dividends which have accrued on or prior to the sale of the relevant Target Shares to the Buyer but remain unpaid as of the relevant Completion Date; and

such obligations being together referred to as the "Title Covenants".

2.     Exercise of the Options

2.1     Subject to paragraph 3 below, the Seller and both the UBOs may together exercise the Put Option only by serving written notice signed by all of them (the "Option Notice") on the Buyer:-

(a)     during the period beginning on [1 May 2014] and ending on 31 December 2014 (both dates inclusive); or

(b)     in case of a Buyer Completion Default which remains unremedied for a period of 30 (thirty) days.

2.2     The Put Option may be exercised only in respect of all (but not part only) of the Remaining Union Shares.

2.3     Exercise of the Put Option shall oblige the Seller and UBOs together to sell and the Buyer to buy the Remaining Union Shares on the terms of this Schedule 20.

2.4     If the Option Notice is not duly served within the relevant period specified in this clause it shall cease to be exercisable and shall lapse.

2.5     Once an Option Notice has been served it may not be revoked.

2.6     No Option Notice may be served following service of a Share Swap Notice.

3.     Option Price

3.1     As soon as reasonably possible after service of the Option Notice, the Seller and the Buyer shall appoint an independent financial consultant ("Financial Consultant") to calculate the price of the Remaining Union Shares (the "Option Price").

3.2     The Financial Consultant shall use the technical and economic data made available to them to determine the Option Price.

3.3     Promptly but in any event no later than 30 (thirty) Business Days after the signature of their engagement letter the Financial Consultant shall deliver their calculation of the Option Price (the "Price Calculation") to the Parties.

3.4     In determining the Option Price, the Financial Consultant shall act as an expert and not an arbitrator, and its Price Calculation (in the absence of fraud or manifest error) shall be final and binding on the Parties.

3.5     The fees and expenses of the Financial Consultant shall be borne by the UBOs and the Buyer.

4.     Completion of the Put Option

4.1     Completion of the Put Option (the "Put Option Completion") shall take place within 10 (ten) Business Days immediately following receipt of the relevant Price Calculation. The following events will take place at Put Option Completion:-

(a)     the Seller shall deliver to or make available to the Buyer:-

(i)     transfers in the appropriate form relating to all the Remaining Union Shares duly executed by the Seller in favour of the Buyer; and

(ii)     certificates relating to all such Remaining Union Shares to the extent that such certificates have been issued;

(b)     the Buyer shall pay to the Seller the Option Price for such Remaining Union Shares; and

(c)     The UBOs and the Seller shall give the Buyer a deed confirming Title Covenants and a representation and warranty that they have not carried out any act or omission reasonably likely to materially impair the value of the Remaining Union Shares in any material respect unless the board of directors of the Buyer has expressly consented to or approved such act or omission.